SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐    Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

ADVANCED MICRO DEVICES, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCED MICRO DEVICES, INC.

ONE AMD PLACE

P.O. BOX 3453

SUNNYVALE, CALIFORNIA 94088-3453

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We will hold the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. at the Fairmont Hotel, 170 South Market Street, San Jose, California, on Thursday, May 3, 2007. The meeting will start at 9:00 a.m. local time. At the meeting, we will ask you to:

•	Elect seven directors;

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

•	Approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 750 million to 1.5 billion shares; and

•	Transact any other business that properly comes before the meeting.

By Order of the Board of Directors,

HOLLIS M. O’BRIEN

Secretary

This proxy statement and accompanying proxy card are first being distributed on or about March 19, 2007.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE

ONLINE AT PROXYVOTE.COM OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. RETURNING YOUR PROXY CARD WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU LATER DECIDE

NOT TO ATTEND THE MEETING.

ADVANCED MICRO DEVICES, INC.

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

1.	Q: WHO IS SOLICITING MY VOTE?

A:	This proxy solicitation is being made by the Board of Directors of Advanced Micro Devices, Inc. We have retained Georgeson Stockholder Communications, Inc., professional proxy solicitors, to assist us with this proxy solicitation. We will pay the entire cost of this solicitation, including Georgeson’s fee, which we expect to be approximately $8,500.

2.	Q: WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?

A:	This proxy statement was first mailed to stockholders on or about March 19, 2007.

3.	Q: WHAT MAY I VOTE ON?

A:	You may vote on:

•	The election of directors to serve on our Board of Directors;

•	The appointment of our independent registered public accounting firm for the current fiscal year; and

•	The amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 750 million to 1.5 billion shares.

4.	Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:	The Board recommends that you vote:

•	FOR each of the director nominees;

•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

•	FOR the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 750 million to 1.5 billion shares.

5.	Q: WHO IS ENTITLED TO VOTE?

A:	Stockholders as of the close of business on March 5, 2007, the Record Date, are entitled to vote on all items properly presented at the Annual Meeting. On the Record Date, approximately 549,731,785 shares of our common stock were outstanding. Every stockholder is entitled to one vote for each share of common stock held. A list of these stockholders will be available during ordinary business hours at the principal place of business of AMD, located at One AMD Place, Sunnyvale, California, from the Corporate Secretary of the Company at least ten days before the Annual Meeting. The list of stockholders will also be available at the time and place of the Annual Meeting.

6.	Q: HOW DO I VOTE BY MAIL?

A:	If you complete and properly sign each proxy card you receive and return it to us in the prepaid envelope, it will be voted by one of the individuals indicated on the card (your “proxy”) as you direct. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of the director nominees, FOR the ratification of the appointment of our independent registered public accounting firm and FOR the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 750 million to 1.5 billion. For additional information on broker discretionary voting, please see Question 13 below.

7.	Q: CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

A:	If you live in the United States or Canada, you may submit your proxy by following the Vote by Telephone instructions on the proxy card. If you have Internet access, you may submit your proxy from any location in the world by following the Vote by Internet instructions on the proxy card.

8.	Q: WHO CAN ATTEND THE ANNUAL MEETING?

A:	Only stockholders as of the close of business on March 5, 2007, holders of proxies for those stockholders and other persons invited by us can attend. If your shares are held by your broker in “street name,” you must bring a letter from your broker or a copy of your proxy card to the meeting showing that you were the direct or indirect (“beneficial”) owner of the shares on March 5, 2007 to attend the meeting.

9.	Q: CAN I VOTE AT THE MEETING?

A.	Yes. If you wish to vote your shares in person at the Annual Meeting and they are held by your broker in “street name,” you must bring a letter from the broker to the meeting showing that you were the beneficial owner of the shares on March 5, 2007.

10.	Q: CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD OR AFTER I HAVE VOTED BY TELEPHONE OR ELECTRONICALLY?

A.	Yes. You may change your vote at any time before the voting concludes at the Annual Meeting by:

•	Sending in another proxy with a later date by mail, telephone or over the Internet;

•	Notifying our Corporate Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

•	Voting in person at the Annual Meeting.

11.	Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN STREET NAME?

A:	If your shares are held by your broker in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. We urge you to complete this form and instruct your broker how to vote on your behalf. You can also vote in person at the Annual Meeting, but you must bring a letter from the broker showing that you were the beneficial owner of your shares on March 5, 2007.

12.	Q: WHAT IS A “QUORUM”?

A:	For the purposes of the Annual Meeting, a “quorum” is a majority of the outstanding shares. They may be present at the Annual Meeting or represented by proxy. There must be a quorum for the Annual

Meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum. Broker “non-votes” are also considered a part of the quorum. Broker non-votes occur when a broker holding shares for a beneficial owner does not vote on a particular matter because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

13.	Q: WHAT IS BROKER “DISCRETIONARY” VOTING?

A:	Under the rules of the New York Stock Exchange (NYSE), if you hold your shares through a broker, your broker is permitted to vote your shares on the election of directors, ratification of our independent registered public accounting firm and the amendment to our Restated Certificate of Incorporation in its discretion if it has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by your broker.

14.	Q: HOW ARE MATTERS PASSED OR DEFEATED?

A:	The seven director nominees will be elected if each of them receives a majority of votes cast. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be counted in the determination of the majority of votes cast. Incumbent directors will submit a written resignation to the Board which will be effective if he/she does not receive a majority of the votes cast and the resignation is accepted by the Board. Ratification of the appointment of our independent registered public accounting firm must receive affirmative votes from more than 50 percent of the shares that are voted. An abstention has the same effect as a vote AGAINST this proposal. The amendment to our Restated Certificate of Incorporation must receive an affirmative vote from more than 50 percent of shares entitled to vote. An abstention has the same effect as a vote AGAINST this proposal.

15.	Q: WHO WILL COUNT THE VOTES?

A:	Proxies will be tabulated by ADP-ICS, Inc.

16.	Q: IS MY VOTE CONFIDENTIAL?

A:	Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to ADP-ICS and handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as needed to permit ADP-ICS to tabulate and certify the vote and (2) as required by law. However, comments written on the proxy card may be forwarded to management. In that case, your identity may not be kept confidential.

17.	Q: HOW WILL VOTING ON ANY BUSINESS NOT DESCRIBED ON THE NOTICE OF ANNUAL MEETING BE CONDUCTED?

A:	We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Hector de J. Ruiz, our Chief Executive Officer, and Hollis M. O’Brien, our Corporate Secretary, to vote on such matters at their discretion.

18.	Q: WHEN ARE THE STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING DUE?

A:

Under the Securities and Exchange Commission rules, for stockholder proposals to be considered for inclusion in the proxy statement for the 2008 Annual Meeting, they must be submitted in writing to our

Corporate Secretary, Advanced Micro Devices, Inc., One AMD Place, P.O. Box 3453, M.S. 68, Sunnyvale, California 94088 on or before November 13, 2007. In addition, our bylaws provide that for directors to be nominated or other proposals to be properly presented at the 2008 Annual Meeting, an additional notice of any nomination or proposal must be received by us between February 2, 2008 and March 4, 2008. If our 2008 Annual Meeting is not within 30 days of May 3, 2008, to be timely, the notice by the stockholder must be not later than the close of business on the tenth day following the day on which the first public announcement of the date of the 2008 Annual Meeting was made or the notice of the meeting was mailed, whichever occurs first. More information on our bylaws is included in this proxy statement beginning on page 6, including a description of the information that must be included in the stockholder notice.

19.	Q: WILL AMD WEBCAST THE ANNUAL MEETING?

A.	Yes. The Annual Meeting will be webcast live. You can access it by going to AMD’s Investor Relations Web site at: www.amd.com. The webcast will enable you to listen only. You will not be able to ask questions. The Annual Meeting audio webcast will be available on our Web site for a period of time after the meeting.

ITEM 1—ELECTION OF DIRECTORS

In connection with the acquisition by the Company of ATI Technologies Inc. effective on October 25, 2006, the Board of Directors increased the authorized number of directors from seven to nine directors and appointed Mr. John E. Caldwell and Dr. James D. Fleck to serve as members of the Board. On February 28, 2007, the Board of Directors determined that upon the 2007 Annual Meeting of Stockholders the authorized number will be reduced to seven. Dr. Leonard M. Silverman, who served the Company as a director since 1994, and Dr. Fleck, who joined our board as a result of the ATI acquisition, will not stand for election. All directors are elected annually and serve a one-year term until the next Annual Meeting.

The Nominating and Corporate Governance Committee of the Board of Directors selected, and the Board of Directors accepted, the following seven persons as nominees for election to the Board: Dr. Hector de J. Ruiz, Dr. W. Michael Barnes, Mr. John E. Caldwell, Mr. Bruce L. Claflin, Ms. H. Paulett Eberhart, Mr. Robert B. Palmer and Mr. Morton L. Topfer. All of the nominees are currently directors of AMD. Mr. Caldwell joined our board as a result of the ATI acquisition and will stand for election pursuant to the ATI acquisition agreement.

The Board of Directors expects all nominees named below to be available for election. If a nominee declines or is unable to act as a director, your proxy may vote for any substitute nominee proposed by the Board. Your proxy will vote FOR the election of these nominees, unless you instruct otherwise. Directors are strongly encouraged to attend annual meetings of our stockholders and all of our current Board member nominees are expected to be present at the 2007 Annual Meeting. All of our 2006 Board member nominees were present at the 2006 Annual Meeting.

The experience and background of each of the nominees follows:

Dr. Hector de J. Ruiz—Dr. Ruiz, 61, has been a director since 2000. Dr. Ruiz is currently our Chairman of the Board and Chief Executive Officer. Dr. Ruiz joined AMD as President and Chief Operating Officer in January 2000 and became our Chief Executive Officer on April 25, 2002. Before joining AMD, Dr. Ruiz served as President of the Motorola, Inc. Semiconductor Products Sector since 1997. From 1991 to 1995, Dr. Ruiz was Senior Vice President and General Manager of Motorola’s paging and messaging businesses and in 1996 became Executive Vice President and General Manager of those businesses. Dr. Ruiz joined Motorola in 1977 and, from 1977 to 1991, he held various executive positions in Motorola’s Semiconductor Products Sector. Before joining Motorola, Dr. Ruiz worked at Texas Instruments, Inc. from 1972 to 1977. Dr. Ruiz is a member of the Board of Directors of Eastman Kodak Company and Spansion Inc.

Dr. W. Michael Barnes—Dr. Barnes, 64, has been a director since 2003. Dr. Barnes served as Senior Vice President and Chief Financial Officer of Rockwell International Corporation (Rockwell), a diversified NYSE company, from 1991 until his retirement in 2001. Dr. Barnes joined Collins Radio Company (Collins) in 1968 as a member of the corporate operations research staff. Collins was acquired by Rockwell in 1973, and Dr. Barnes held various management positions at Rockwell until 1991. He was named a distinguished alumnus by the Texas A&M University College of Engineering in 1992, is a member of the Texas A&M University Chancellor’s Century Council and is on the university’s Engineering Advisory Board. Dr. Barnes is a member of the Board of Directors of MetroPCS, Inc.

John E. Caldwell—Mr. Caldwell, 56, has been a director since October 2006. Mr. Caldwell is currently a member of the Board of Directors and Chief Executive Officer of SMTC Corporation, an electronics manufacturing services company and has held these positions since October of 2003. Before joining SMTC, Mr. Caldwell held positions in the Mosaic Group, a marketing services provider, as Chair of the Restructuring Committee of the Board from October 2002 to September 2003 and in GEAC Computer Corporation Limited, a computer software company, as President and Chief Executive Officer from October 2000 to December 2001. Mr. Caldwell was a director of ATI Technologies Inc. until October 25, 2006, when the ATI acquisition was completed. Currently he is a director of Faro Technologies, Inc., a producer of three dimensional manufacturing measurement systems; Cognos Inc., a large Canadian software company; IAMGOLD Corporation, a mid-tier gold producer; Rothmans Inc., a tobacco company; and Parmalat Canada, a food company.

Bruce L. Claflin—Mr. Claflin, 55, has been a director since 2003. Mr. Claflin was President, Chief Executive Officer, and a member of the Board of Directors of 3Com Corporation (3Com), a provider of voice and data networking products and services, from January 2001 until he retired in 2006. He joined 3Com as President and Chief Operating Officer in August of 1998. Prior to 3Com, Mr. Claflin served as Senior Vice President and General Manager, sales and marketing for Digital Equipment Corporation (Digital). Mr. Claflin also worked for 22 years at IBM, where he held various sales, marketing and management positions, including general manager of IBM PC Company’s worldwide R&D, product and brand management, as well as president of IBM PC Company Americas. Mr. Claflin is a member of the Board of Directors of Ciena Corporation.

H. Paulett Eberhart—Ms. Eberhart, 53, has been a director since 2004. Ms. Eberhart is President and Chief Executive Officer of Invensys Process Systems, a provider of products, service and solutions for the automation and optimization of plant operation in the process industries. Before joining Invensys Process Systems, Ms. Eberhart was the President—Americas of Electronic Data Systems Corporation (EDS), an information technology and business process outsourcing company, from 2003 until she retired from EDS in 2004. Ms. Eberhart was an employee of EDS since 1978. Prior to serving as President—Americas, Ms. Eberhart was the Senior Vice President—EDS and President—Solutions Consulting. From 2001 to 2002, Ms. Eberhart served as the Senior Vice President, Information Solutions, U.S. and from 1999 to 2001 as the Senior Vice President, Information Solutions, Southwest Region. In 1998, she was the Senior Vice President, Finance. She was a member of the Board of Directors of AT Kearney, a subsidiary of EDS. Between 1978 and 1998, Ms. Eberhart served in various management positions in the area of Finance at EDS. Ms. Eberhart served as the chair of the Political Action Committee for EDS and is a member of the Financial Executives Institute and American Institute of Certified Public Accountants. Ms. Eberhart is a member of the Board of Directors of Anadarko Petroleum Corporation and Solectron Corporation.

Robert B. Palmer—Mr. Palmer, 66, has been a director since 1999. Mr. Palmer was the Chairman and Chief Executive Officer of Digital Equipment Corporation (Digital) from 1995 until his retirement in 1998. Mr. Palmer was appointed Chief Executive Officer and President of Digital in October 1992. From 1985 to 1992, Mr. Palmer served in various executive positions at Digital. Before Digital, Mr. Palmer was Executive Vice President of Semiconductor Operations at United Technologies Corporation (UTC), joining UTC in 1980 when it acquired Mostek Corporation, where he was a member of the founding team in 1969. Mr. Palmer is on the Board of Trustees of the Cooper Institute for Aerobic Research, a non-profit preventative medicine research and education organization.

Morton L. Topfer—Mr. Topfer, 70, has been a director since February 2005. Mr. Topfer is the Managing Director of Castletop Capital L.P., an investment firm that focuses on private equity and real estate investments. Before forming Castletop Capital in 2002, Mr. Topfer was Vice Chairman of Dell Computer Corporation, counselor to Dell’s Chief Executive Officer and a member of Dell’s office of the Chief Executive Officer. Before joining Dell in 1994, Mr. Topfer held various positions with Motorola, Inc., last serving as Corporate Executive Vice President and President of the Land Mobile Products Sector. Before joining Motorola in 1971, Mr. Topfer spent 11 years with RCA Laboratories in various research and development and management positions. Mr. Topfer serves on the Board of Directors of Measurement Specialties, Inc.

Consideration of Stockholder Nominees for Director

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates to serve on our Board. Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors at the 2008 Annual Meeting must be a stockholder of record when they give us notice, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice must be delivered to our Corporate Secretary not less than

60 nor more than 90 days before the anniversary date of the immediately preceding Annual Meeting. For our 2008 Annual Meeting, the notice must be delivered between February 2, 2008 and March 4, 2008. However, if our 2008 Annual Meeting is not within 30 days of May 3, 2008, the notice must be delivered no later than the close of business on the 10th day following the earlier of the day on which the first public announcement of the date of the 2008 Annual Meeting was made or the day the notice of the Meeting is mailed. The stockholder’s notice must include the following information for the person proposed to be nominated:

•	his or her name, age, nationality, business and residence addresses;

•	his or her principal occupation and employment;

•	the class and number of shares of stock owned beneficially or of record by him or her; and

•	any other information required to be disclosed in a proxy statement.

The stockholder’s notice must also include the following information for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	their names and addresses;

•	the class and number of shares of stock owned beneficially and of record by them;

•	a description of any arrangements or understandings between them and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made;

•	a representation that they intend to appear in person or by proxy at the Annual Meeting to nominate the person named in the notice;

•	a representation as to whether they are part of a group that intends to deliver a proxy statement or solicit proxies in support of the nomination; and

•	any other information that would be required to be included in a proxy statement.

The Chair of the Annual Meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. If the nomination was made in accordance with the procedures in our bylaws, the Nominating and Corporate Governance Committee of the Board of Directors will apply the same criteria in evaluating the nominee as it would any other board nominee candidate and will recommend to the Board whether or not the stockholder nominee should be nominated by the Board and included in our proxy statement. These criteria are described below in the description of the Nominating and Corporate Governance Committee on page 9. The nominee and nominating stockholder must be willing to provide any information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation.

Communications with the Board or Non-Management Directors

Interested parties who wish to communicate with our Board of Directors or with non-management directors may send their communications in writing to our Corporate Secretary, Advanced Micro Devices, Inc., One AMD Place, P.O. Box 3453, M.S. 68, Sunnyvale, California 94088 or send an email to Corporate.Secretary@amd.com. Our Corporate Secretary will forward all these communications to our lead independent director.

Your Board of Directors unanimously recommends that you vote “FOR” the proposed slate of directors for the current year. Unless you indicate otherwise, your proxy will vote “FOR” the proposed nominees.

CORPORATE GOVERNANCE

On February 8, 2007, the Board of Directors approved an amendment to the Company’s Bylaws to change the plurality vote standard for the election of directors to a majority vote standard with respect to uncontested elections. The new standard requires each director to receive a majority of the votes cast to be elected. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Previously, in uncontested elections, directors were elected under a plurality vote standard, which meant that the candidates receiving the highest number of votes were elected whether or not they received a majority of the votes cast. In contested elections, where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast. Incumbent directors will submit a written resignation to the Board which will be effective if he/she does not receive a majority of the votes cast and the resignation is accepted by the Board.

The Board of Directors has adopted Principles of Corporate Governance (Principles) to address significant corporate governance issues. The Principles provide a framework for our corporate governance matters and include topics such as Board and Board committee composition and evaluation. The Nominating and Corporate Governance Committee is responsible for reviewing the Principles and reporting and recommending any changes to the Principles to the Board of Directors.

The Principles provide that a majority of the members of the Board must meet the criteria for independence as required by applicable law and the NYSE listing standards. No director qualifies as independent unless the Board of Directors determines that the director has no direct or indirect material relationship with the Company. On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. The Company also independently reviews the relationship of the Company to any entity employing a director or on which the director serves as a member of the Board of Directors. Our Board of Directors has determined that all directors who served during our 2006 fiscal year and all of our director nominees, other than Dr. Ruiz, are independent in accordance with SEC and the NYSE rules. The Board has concluded that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of the directors in his or her service on the Company’s Board of Directors or the Audit Committee.

The Board of Directors has adopted a code of ethics that applies to all directors and employees entitled, “Worldwide Standards of Business Conduct,” which we designed to help directors and employees resolve ethical issues encountered in the business environment. The Worldwide Standards of Business Conduct covers topics such as conflicts of interest, compliance with laws and confidentiality of Company information and encourages the reporting of any illegal or unethical behavior, fair dealing and use of Company assets.

The Board of Directors has also adopted a Code of Ethics for the Chief Executive Officer, the Chief Financial Officer, the Corporate Controller and all other senior finance executives. The Code of Ethics covers topics such as financial reporting, conflicts of interest and compliance with laws, rules, regulations and our policies.

Each of the Committees described below has adopted a charter, which has been approved by the Board of Directors. You can access our bylaws, the latest Committee Charters, the Principles of Corporate Governance, the Worldwide Standards of Business Conduct and the Code of Ethics at the Investor Relations Web page of our Web site at www.amd.com or by writing to us at Corporate Secretary, AMD, One AMD Place, P.O. Box 3453, M.S. 68, Sunnyvale, California 94088, or emailing us at Corporate.Secretary@amd.com. We will provide you with this information free of charge. Please note that information contained on our Web site is not incorporated by reference in, or considered to be a part of, this document.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held ten regularly scheduled and special meetings during the 2006 fiscal year. All directors, except Mr. Caldwell, attended at least 75 percent of the meetings of the Board of Directors in 2006. Mr. Caldwell joined the Board in October of 2006 and was unable to attend one of the two regularly scheduled meetings held in the remainder of 2006. The Board has Audit, Nominating and Corporate Governance, Compensation and Finance Committees. The members of the Committees and their Chairs are selected by the Nominating and Corporate Governance Committee and then appointed by the Board annually. In 2006, the Board of Directors reappointed Mr. Robert Palmer as the lead independent director of the Board of Directors. In that capacity, Mr. Palmer chairs executive sessions of the non-management directors, which are held at regularly scheduled sessions, and the meetings of the Nominating and Corporate Governance Committee. Sessions of the non-management directors were held six times in 2006.

Audit Committee.    The Audit Committee consists of Ms. H. Paulett Eberhart, as Chair, Dr. W. Michael Barnes, Mr. Bruce L. Claflin and Mr. Morton L. Topfer, each of whom was determined by the Board of Directors to be financially literate and “independent.” All members of the Audit Committee are qualified to be designated as “audit committee financial experts.” However, the Board of Directors determined that only Ms. Eberhart would be designated to be an “audit committee financial expert.” The Audit Committee held 14 meetings during 2006. The Audit Committee assists the Board with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of our internal audit function. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, who reports directly to the Audit Committee. The Audit Committee meets alone with our financial and legal personnel, and with our independent registered public accounting firm, which has free access to the Audit Committee. The director of our Internal Audit Department reports directly to the Chair of the Audit Committee and “dotted-line” to our Chief Financial Officer and serves a staff function for the Audit Committee. All members of the Audit Committee attended at least 75 percent of the meetings of the Audit Committee in 2006.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of Mr. Robert B. Palmer, as Chair, Dr. W. Michael Barnes, Mr. Bruce L. Claflin, Ms. H. Paulett Eberhart, Dr. Leonard M. Silverman and Mr. Morton L. Topfer, each determined by the Board of Directors to be “independent.” Mr. David J. Edmondson served as a member until his resignation from the Board of Directors effective February 24, 2006. The Nominating and Corporate Governance Committee met four times in 2006 to consider nominees and appointees to the Board and other corporate governance matters. The Committee met once during 2007 to consider nominees for the 2007 Annual Meeting and other corporate governance matters. The Nominating and Corporate Governance Committee assists the Board in discharging its responsibilities regarding the identification of qualified candidates to become Board members, the selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected), the selection of candidates to fill any vacancies on the Board, the development and recommendation to the Board of corporate governance guidelines and principles, including the Principles, and oversight of the evaluation of the Board and management. The Nominating and Corporate Governance Committee retains a search firm for the purpose of obtaining information regarding potential candidates for board membership. In evaluating candidates to determine if they are qualified to become Board members, the Committee looks principally for the following attributes: personal and professional character, integrity, ethics and values; general business experience and leadership profile, including experience in corporate management, such as serving as an officer or former officer of a publicly held company; strategic planning abilities and experience; aptitude in accounting and finance; expertise in domestic and international markets; experience in our industry and with relevant social policy concerns; understanding of relevant technologies; expertise in an area of our operations; communications and interpersonal skills; and practical and mature business judgment. The Committee also evaluates board members’ and nominees’ service on the board of other public companies. Although the Committee uses these and other criteria to evaluate potential nominees, there are no stated minimum criteria for nominees. The Committee uses the same standards to evaluate all director candidates, whether or not the candidates were proposed by stockholders. All members of the Nominating and Corporate Governance Committee attended at least 75 percent of the meetings of the Committee in 2006.

Compensation Committee.    The Compensation Committee consists of Mr. Bruce L. Claflin, as Chair, Mr. Robert B. Palmer, and Dr. Leonard M. Silverman, each determined by the Board to be “independent.” Dr. Silverman served as Chair of the Committee until May 5, 2006, when Mr. Claflin was appointed as Chair. Mr. David J. Edmondson served as a member from April 28, 2005 until his resignation from the Board of Directors effective February 24, 2006. Upon Dr. Silverman’s retirement from the Board of Directors in May 2007 and following Mr. Topfer’s re-election to the Board, Mr. Morton L. Topfer will join the Compensation Committee. During 2006, the Compensation Committee met eight times. The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of our executives and members of the Board. In consultation with management, the Board and the Compensation Committee’s compensation consultant, the Compensation Committee designs, recommends to the Board for approval and evaluates employment, severance and change of control agreements with executive officers and our compensation plans, policies and programs. The Compensation Committee ensures that compensation programs are designed to encourage high performance, promote accountability and align employee interests with the Company’s strategic goals and with the interests of our stockholders. All members of the Compensation Committee attended at least 75 percent of the meetings of the Compensation Committee in 2005.

Finance Committee.    The Finance Committee consists of Dr. W. Michael Barnes, as Chair, and Ms. H. Paulett Eberhart. Mr. David J. Edmondson served as a member until his resignation effective February 24, 2006. Following his election to the Board, Mr. John E. Caldwell will join the Finance Committee. During 2006, the Finance Committee met seven times. The Finance Committee assists the Board by reviewing and making recommendations to the Board about our financial affairs and policies and the nature and structure of major financial commitments. All members of the Finance Committee attended at least 75 percent of the meetings of the Finance Committee in 2006.

DIRECTORS’ COMPENSATION AND BENEFITS

In 2006, we paid each director who was not an employee of AMD an annual retainer of $65,000. In addition, in 2006, we paid the Chair of the Audit Committee and the lead independent director an annual fee of $20,000, and the Chairs of the Compensation and Finance Committees an annual fee of $10,000 for service in these capacities. When the Board or a Committee has met more than eight times, we pay an attendance fee of $2,000 for additional Board meetings and $1,200 for additional Committee meetings. In 2006, we supplied a printer to Mr. Claflin to assist him in printing Board materials. We also reimbursed reasonable out-of-pocket expenses incurred by directors in connection with attending meetings and performing other Board-related services for AMD. On two occasions, we paid the travel expenses of their spouses/guests and also provided certain souvenir items for the directors and their spouses/guests in connection with the Board and Committee meetings held in Dresden, Germany in October 2006, as reflected in the chart below.

Also in 2006, under a formula contained in a policy adopted by the Board of Directors, we granted initial options to purchase 50,000 shares of common stock to non-employee directors on their first election to the Board. These initial options were granted in four installments during the initial year of service of 12,500 shares each, of which 4,166 shares vest on the first anniversary of the first installment of the grant, with the balance vesting monthly over the next two years. If the director remained on the Board, we automatically granted annual supplemental options to purchase 25,000 shares of common stock on each re-election. These annual options were granted in four installments each year of 6,250 shares each and vest 2,083 shares on the anniversary of the grant of the first installment, with the balance vesting monthly over the next two years.

The exercise price of each option is the fair market value of our common stock on the date of grant. The options expire on the earlier of ten years from the grant date or 12 months (for options granted before April 26, 2001) or 24 months (for options granted after April 26, 2001) following termination of a director’s service on the Board.

The following chart shows the cash amounts and the value of other compensation paid to each non-employee director for their service in 2006:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(d)	(g)	(h)
W. Michael Barnes	$85,000	$256,970	$16,334	$358,304
John E. Caldwell	$10,833	$8,770	$457	$20,060
Bruce L. Claflin	$81,666	$256,970	$3,848	$342,484
H. Paulett Eberhart	$95,000	$260,772	$16,587	$372,359
James D. Fleck	$10,833	$8,770	$10,532	$30,135
Robert B. Palmer	$89,000	$219,160	$457	$308,617
Leonard M. Silverman	$70,333	$219,160	$265	$289,758
Morton L. Topfer	$76,200	$407,458	$15,627	$499,285
David J. Edmondson(3)	$11,014	$0	$0	$11,014

(1)	Amounts shown do not reflect compensation actually received by the director. Instead the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures and reflecting the effect of any actual forfeitures. These compensation costs reflect equity awards granted in and prior to fiscal year 2006. See Note 12 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding the assumptions underlying the valuation of equity awards.
(2)	Includes spouse expenses related to attendance at Board functions in the following amounts: $9,996 for Dr. Barnes, $2,125 for Mr. Claflin, $10,159 for Ms. Eberhart, $9,584 for Dr. Fleck and $9,813 for Mr. Topfer. Includes entertainment and gifts in the following amounts: $948 for Dr. Barnes, $457 for Mr. Caldwell, $573 for Mr. Claflin, $948 for Ms. Eberhart, $948 for Dr. Fleck, $457 for Mr. Palmer, $265 for Mr. Silverman and $524 for Mr. Topfer. Includes tax gross ups related to the imputed income for spouse expenses for attendance at Board functions in the following amounts: $5,390 for Dr. Barnes, $1,150 for Mr. Claflin, $5,480 for Ms. Eberhart and $5,290 for Mr. Topfer.
(3)	Mr. Edmondson resigned from our Board of Directors effective February 24, 2006.

The Board of Directors has determined that for 2007, we will grant only restricted stock units to directors following their election to the Board, which will vest in equal installments on the anniversary of the date of grant over three years.

PRINCIPAL STOCKHOLDERS

The following table shows each person or entity we know to be the beneficial owner of more than five percent of our common stock as of March 5, 2007.

Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Class
Capital Research & Management Company(1) 333 South Hope Street Los Angeles, California 90071	57,267,600 (sole dispositive power as to all shares and sole voting power as to 24,242,600)	10.42%
Oppenheimer Funds, Inc.(2) Two World Financial Center 225 Liberty Street, 11th Floor New York, New York 10281	42,722,190 (shared voting and shared dispositive power as to all shares)	7.77%
AXA(3) 25, avenue Matignon 75008 Paris, France	28,182,589 (sole voting power as to 23,190,020 shares; shared voting power as to 508,082 shares; sole dispositive power as to 28,128,374 shares; and, shared dispositive power as to 54,215 shares)	5.13%

(1)	This information is based on Amendment No. 8 of the Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007 by Capital Research & Management Company (Capital). Capital is an investment adviser.
(2)	This information is based on Amendment No. 3 of the Schedule 13G filed with the Securities and Exchange Commission on February 5, 2007 by Oppenheimer Funds, Inc. (Oppenheimer). Oppenheimer is an investment advisor and disclaims beneficial ownership of all shares pursuant to Rule 13d-4 of the Exchange Act of 1934.
(3)	This information is based on Amendment No. 5 of the Schedule 13G filed with the Securities and Exchange Commission on February 12, 2007 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”), AXA and AXA Financial, Inc. pursuant to a joint filing agreement. Mutuelles AXA, located at 26, rue Drouot, 75009 Paris, France, as a group controls AXA. AXA is the parent holding company of AXA Financial, Inc., and AXA Rosenberg Investment Management LLC, Alliance Bernstein L.P. and AXA Equitable Life Insurance Company are subsidiaries of AXA Financial, Inc. and operate under independent management and make independent voting and investment decisions. The AXA stock ownership is a follows:

	(i) Deemed to have Sole Power to Vote or to Direct the Vote	(ii) Deemed to have Shared Power to Vote or to Direct the Vote	(iii) Deemed to have Sole Power to Dispose or to Direct the Disposition	(iv) Deemed to have Shared Power to Dispose or to Direct the Disposition
The Mutelles AXA, as a group	0	0	0	0
AXA, a holding company	0	0	0	0
AXA Entity or Entities:
AXA Investment Managers Den Haag	0	1,824	1,824	0
AXA Rosenberg Investment Management LLC, a holding company	18,200	0	23,900	0
AXA Financial, Inc., a holding company 1290 Avenue of the Americas New York, New York 10104	0	0	0	0
Subsidiaries of AXA Financial, Inc.:
Alliance Bernstein L.P., an investment adviser	22,657,344	506,258	27,416,815	54,215
AXA Equitable Life Insurance Company, an insurance company and investment adviser	514,476	0	685,835	0

	23,190,020	508,082	28,128,374	54,215

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the number of shares of our common stock beneficially owned as of March 5, 2007, by our current directors, by the nominees for election as directors, by each of our executive officers listed in the Summary Compensation Table below (Named Executive Officers) and by all of our directors and executive officers as of March 5, 2007 as a group. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown as beneficially owned. Ownership information is based upon information provided by the individuals.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
Dr. Hector de J. Ruiz	4,587,443	*
Dr. W. Michael Barnes	83,474	*
John E. Caldwell	12,500	*
Bruce L. Claflin	96,664	*
H. Paulett Eberhart	48,888	*
James D. Fleck	25,000	*
Robert B. Palmer	111,664	*
Dr. Leonard M. Silverman	104,123	*
Morton L. Topfer	274,996	*
Robert J. Rivet(4)	869,213	*
Derrick R. Meyer(5)	539,370	*
Henri P. Richard(6)	124,872	*
Thomas M. McCoy(7)	608,754	*
All directors and executive officers as a group (15 persons)	7,535,159	1.37%

*	Less than one percent
(1)	Some of the individuals may share voting power with regard to the listed shares with their spouses.
(2)	Includes beneficial ownership of the following number of shares that may be acquired because stock options or restricted stock units are vested or will vest by May 4, 2007 (within 60 days of March 5, 2007) pursuant to our equity incentive plan:

Shares
Dr. Hector de J. Ruiz	4,242,554
Dr. W. Michael Barnes	70,374
John E. Caldwell	0
Bruce L. Claflin	84,164
H. Paulett Eberhart	38,888
James D. Fleck	0
Robert B. Palmer	74,554
Leonard M. Silverman	90,831
Morton L. Topfer	24,996
Robert J. Rivet	833,749
Derrick R. Meyer	456,849
Henri P. Richard	35,806
Thomas M. McCoy	548,471
All directors and executive officers as a group (15 persons)	6,517,735
(3)	Based on 549,731,785 shares of common stock outstanding as of March 5, 2007.
(4)	Mr. Rivet is the Executive Vice President, Chief Financial Officer of AMD.
(5)	Mr. Meyer is the President and Chief Operating Officer of AMD.
(6)	Mr. Richard is the Executive Vice President, Chief Sales and Marketing Officer of AMD.
(7)	Mr. McCoy is the Executive Vice President, Legal Affairs, and Chief Administrative Officer of AMD.

EXECUTIVE OFFICERS

The following persons were our executive officers as of March 6, 2005:

Hector de J. Ruiz—Dr. Ruiz, 61, is our Chairman of the Board of Directors and Chief Executive Officer. Dr. Ruiz joined us in January 2000 as President and Chief Operating Officer and became our Chief Executive Officer on April 25, 2002. He was first appointed Chairman of the Board on April 29, 2004. Before joining AMD, Dr. Ruiz served as President of the Semiconductor Products Sector of Motorola, Inc. since 1997. Dr. Ruiz had held various executive positions with Motorola since 1977.

Thomas M. McCoy—Mr. McCoy, 56, is our Executive Vice President, Legal Affairs, and Chief Administrative Officer. From 1998 to December 2003, Mr. McCoy served as our Senior Vice President, General Counsel until his appointment as Chief Administrative Officer. Mr. McCoy also served as our Secretary from 1995 until April 2003. Before his appointment as Senior Vice President, Mr. McCoy held the office of Vice President, General Counsel from 1995 to 1998. Before joining us, Mr. McCoy was with the law firm of O’Melveny and Myers where he practiced law, first as an associate and then as a partner, from 1977 to 1995.

Derrick R. Meyer—Mr. Meyer, 45, is our President and Chief Operating Officer. Mr. Meyer joined AMD in 1995 and was Vice President of Engineering for the Computation Products Group before being promoted to Group Vice President, Computation Products Group, in 2001. In April 2002, Mr. Meyer became an executive officer of AMD and was promoted to Senior Vice President, Computation Products Group. Mr. Meyer became our Executive Vice President, Computation Products Group in 2004 and was named President and Chief Operating Officer of the Microprocessor Solutions Sector in April 2005. He was promoted to his current role in January 2006. Before joining us, Mr. Meyer was employed by Digital Equipment Corporation beginning in 1986 and by Intel Corporation from 1983 to 1986.

David E. Orton—Mr. Orton, 51, is our Executive Vice President, Visual and Media Businesses. Prior to joining AMD, Mr. Orton served as the President and Chief Executive Officer of ATI Technologies Inc. (ATI) from June 2004 until AMD’s acquisition of ATI in October 2006. From April 2000 until June 2004, Mr. Orton was the President and Chief Operating Officer of ATI. Before ATI, Mr. Orton served as the President and Chief Executive Officer of ArtX, Inc. Mr. Orton held a number of senior management positions at Silicon Graphics, Inc., including Senior Vice President and General Manager, Visual Computing, and Senior Vice President and General Manager, Scalable Systems.

Henri P. Richard—Mr. Richard, 48, is our Executive Vice President, Chief Sales and Marketing Officer. Mr. Richard joined AMD in April 2002 as Group Vice President, Worldwide Sales. He was promoted to Senior Vice President in May 2003 and became an executive officer in February 2004. Before joining us, he was Executive Vice President of Worldwide Field Operations at WebGain, Inc., a privately held provider of Java software for Fortune 500 companies since September 2000. Before WebGain, Mr. Richard was President of the Computer Products Group at Bell Microproducts from April 2000 to August 2000 and Vice President, Worldwide Sales and Support for IBM’s Technology Group from December 1997 to April 2000.

Mario A. Rivas—Mr. Rivas, 52, is our Executive Vice President, Computing Products Group. Mr. Rivas joined AMD in September 2005 as Corporate Vice President, Office of Strategy Management. He was promoted to Executive Vice President and became an executive officer in December 2006. Prior to joining AMD, Mr. Rivas was Executive Vice President of Operations and member of the Executive Board of Philips Semiconductor from May 2001. During his tenure at Philips, he managed operations (foundries), assembly and testing, supply chain management, information technology and Philips’ communication business. He also served as a Director of Taiwan Semiconductors Manufacturing Corporation (TSMC). Before Philips, Mr. Rivas spent 19 years at Motorola, Inc., with responsibilities in both the semiconductor and communication sectors.

Robert J. Rivet—Mr. Rivet, 52, is our Executive Vice President and Chief Financial Officer. Mr. Rivet joined us in September 2000. Before joining us, he had served as Senior Vice President and Director of Finance of the Semiconductor Products Sector of Motorola since 1997. Mr. Rivet served in a number of positions in semiconductor operations at Motorola since 1981, after joining the company in 1976 as a senior financial analyst and senior accountant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, our Section 16 officers and any persons holding more than 10 percent of our common stock to report to the Securities and Exchange Commission and the New York Stock Exchange their initial ownership of our stock and any changes in that ownership. We believe that during fiscal year 2006, our directors and Section 16 officers complied with all Section 16(a) filing requirements except in the following instances: 1) Mr. Phillip D. Hester did not timely file a Form 4 to report the September 16, 2006 vesting of restricted stock units and shares withheld for taxes. A late Form 4 was filed with the Securities and Exchange Commission on October 26, 2006. 2) Mr. David E. Orton did not timely file a Form 4 to report an award of 50,000 restricted stock units he received on October 25, 2006. A late Form 4 was filed with the Securities and Exchange Commission on January 16, 2007. In making the above statements, we have relied solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us in fiscal 2006 and the written representations of our directors and Section 16 officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 with respect to shares of our common stock that may be issued under our existing equity compensation plans. Our 2004 Equity Incentive Plan, which was approved by our stockholders, is our only equity incentive plan available for the grant of new equity awards. The outstanding options and any full value awards are not transferable for consideration.

Equity Compensation Plan Information

	Year Ended December 31, 2006
	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance
	(a)		(b)	(c)
Equity compensation plans approved by stockholders	27,976,496		—	39,480,800	(1)
Options	23,143,298		$18.07	—
Awards	4,833,198		—	—
Equity compensation plans not approved by stockholders	26,712,532		—	—
Options	24,519,203	(2)	$15.02	—
Awards	2,193,329	(3)	—	—

Total	54,689,028			39,480,800

(1)	Includes approximately 35,689,641 shares reserved for award under our 2004 Equity Incentive Plan and approximately 3,791,159 shares reserved for award under our 2000 Employee Stock Purchase Plan.
(2)	Includes 45,367 shares outstanding from treasury stock issued in 2002 as non-plan grants. Includes 16,544,582 shares assumed from ATI Technologies Inc. stock plans as a result of the Company’s acquisition of ATI.
(3)	All awards assumed from ATI Technologies Inc. stock plans as a result of the Company’s acquisition of ATI.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The Compensation Committee of the Board of Directors is composed entirely of directors who are not employees of the Company and who are independent within the meaning of the listing requirements of the NYSE.

It is the Committee’s responsibility to review and approve:

•

The form and amount of compensation to be paid or awarded to executives who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (Officers) and to other employees as delegated from time to time by the Board of Directors;

•

Corporate performance goals and objectives relevant to the Chief Executive Officer’s compensation and evaluate the CEO’s performance in light of these goals and objectives in order to make decisions on matters related to the CEO’s compensation;

•	Corporate performance goals and objectives relevant to non-CEO Officer compensation, as well as decisions on matters related to the compensation of these Officers; and

•	This Compensation Discussion and Analysis report for inclusion in the Company’s proxy statement.

In addition, the Committee reviews and recommends to the Board:

•	Matters relating to the adoption and approval of, or amendments to, all umbrella incentive compensation plans and arrangements for the management employees of the Company;

•	The form and amount of compensation for members of the Board; and

•	Any changes in procedures or policies regarding the Compensation Committee.

The Committee’s compensation decisions are based on the following factors:

•	The individual performance of each Officer compared to pre-determined performance goals agreed upon by the Committee for the CEO and by the CEO for other Officers;

•	The position of the Officer’s salary in the assigned pay range and relative to market pay levels;

•	The experience and potential of each Officer;

•	The accumulated equity earnings for each Officer;

•	The compensation budget for the Company;

•	Retention considerations; and

•	Current trends and developments in the compensation environment (for example, tax, legal and accounting considerations).

The Committee formulates an annual agenda for its activities and reviews it periodically. The agenda is designed to cover necessary regular approvals as well as special topics. As part of its agenda, the Committee regularly reviews the alignment of the Company’s compensation programs with the strategy and needs of the business, market trends, and changes in competitive practices.

The Committee has retained Mercer Human Resource Consulting (Mercer) as its consultant in order to have access to objective, expert perspectives on matters related to executive compensation. Mercer was selected as the consultant to the Committee in 2004 after an interview process with executive compensation consulting firms. In 2006, Mercer advised the Committee on a variety of compensation-related issues, including compensation strategy, plan design, executive and Board member compensation levels, and preparation of the Compensation

Disclosure and Analysis report. In assisting the Committee, Mercer provides input on the Compensation Committee agenda, provides compensation data and attends each meeting, as necessary, to provide opinions on the Company’s executive compensation issues. While the Committee considers input from Mercer, the decisions made by the Committee reflect many factors and considerations. The Company’s human resources department works with Mercer on a regular basis on behalf of the Committee. AMD also retained Mercer for work unrelated to Committee work in 2006, and the total fees paid to Mercer by AMD for this work was reviewed by the Committee. The Committee concluded that the fees paid by AMD to Mercer were not likely to prevent Mercer from being objective in its work for the Committee.

The Compensation Committee Charter includes an overview of the membership, purpose, goals and responsibilities, structure and operations of the Committee, and is available at www.amd.com or by contacting AMD’s Corporate Secretary. Information contained on the AMD website is not incorporated by reference in, or considered to be a part of, this document.

Compensation Philosophy, Principles and Policies

The Compensation Committee oversees AMD’s executive compensation program under a compensation philosophy. The compensation philosophy is to provide compensation and benefit programs that enable AMD to attract, retain and motivate high caliber employees, provide significant opportunity to reward individual and company performance and to support career development and succession goals.

To implement this philosophy, senior management of the Company, including the Chief Executive Officer and senior leaders in the human resources department, and the Committee have established the following principles to guide the design and operation of the Company’s executive compensation program:

•	Encourage employee equity ownership to align employee interests with the interests of stockholders;

•	Link rewards to business objectives, providing line of sight, objective performance measurement and rewarding individuals for optimal performance;

•	Allow employees to share in AMD’s financial success;

•	Provide significant opportunity to reward individual and company performance, and to support career development and succession goals;

•	Guide the development and modifications of our programs worldwide, supporting local market practices while maintaining a global framework;

•	Provide an appropriate return on investment on the overall program spending; and

•	Reflect a total rewards perspective, balancing fixed and variable pay.

AMD’s incentive program is comprised of the following components for Officers:

•	Base salary;

•	Annual cash incentives;

•	Long-term cash and equity incentives;

•	401(k) plan;

•	Supplemental retirement benefits for two Officers;

•	Medical and other benefits and perquisites; and

•	Severance, Change in Control and other post-termination benefits.

In designing and implementing the above listed components of pay, AMD utilizes several policies to guide specific compensation decisions:

Competitive Market Assessments: The Committee annually reviews market compensation levels to determine whether total compensation for its Officers remains in the targeted median pay range and makes adjustments when needed. This assessment includes evaluation of base salary, annual incentive opportunities, and long-term incentives against a peer group of high-technology companies described below and against published data on compensation in the high-technology industry as detailed in the Towers Perrin CDB Executive Compensation Database. In addition, rewards such as health benefits and the 401(k) retirement program and perquisites are regularly assessed relative to the market. The Committee also reviews competitive performance at its peers to establish performance targets for incentive plans and to assess appropriate payout levels for performance (please see the details outlined in the section, Compensation Components, below).

Peer Groups: The Committee uses separate peer groups for benchmarking pay and performance. Ongoing consolidation in the semiconductor industry and the specificity of AMD’s core business have decreased the number of direct AMD peers and limited the talent pool for key positions. As such, AMD needs to compete for talent with a broader range of companies. For comparison of compensation of the Named Executive Officers, the Committee selected a group of large high technology companies with revenues in excess of $1 billion, leveraging the technology subset of the “Mercer 350” published annually in The Wall Street Journal. In 2006, the pay peer group included: Intel Corp., Motorola Inc., Cisco Systems Inc., Apple Computer Inc., Xerox Corp., Texas Instruments Inc., Sun Microsystems Inc., EMC Corp., Lucent Technologies Inc., NCR Corp., Qualcomm Inc., Freescale Semiconductor Inc., Unisys Corp., Avaya Inc., Micron Technology Inc., Affiliated Computer Services, Agilent Technologies Inc., Western Digital Corp., Rockwell Collins Inc., Analog Devices Inc., and National Semiconductor Corp.

In developing a peer group for evaluating the Company’s relative performance for the Company’s 2005 Long-Term Incentive Plan (further detailed under Compensation Components—Long-Term Incentive Compensation, below), the Committee approved the use of a smaller group of direct semiconductor competitors. This peer group includes companies AMD competes with directly for market share. In 2006, the LTIP performance peer group included: Intel Corp., Texas Instruments Inc., STMicroelectronics, Freescale Semiconductor Inc., National Semiconductor Corp., Agere Systems Inc., LSI Logic Corp., and Cypress Semiconductor Corp.

Due to the Company’s acquisition of ATI Technologies Inc. in October 2006 and changing business dynamics, the Committee approved the use of new pay and LTIP performance groups at the beginning of 2007. The specific design and rationale for each peer group are as follows:

•

Pay Peer Group: AMD competes for talent with a broad range of high-performing technology companies that typically market their products for use by other businesses rather than end-users. Furthermore, with the acquisition of ATI, AMD has increased in breadth and complexity of operations. As such, the new pay peer group consists of companies between $3 billion and $40 billion with sustained positive financial performance. The companies in the pay peer group are in the following industries: Semiconductors, Semiconductor Equipment, Computer Storage and Peripherals, Communication Equipment and Electronic Equipment Manufacturing. The go-forward pay peer group includes: Applied Materials Inc., Agilent Technologies Inc., Avaya Inc., Broadcom Corp., Corning Inc., EMC Corp., Harris Corp., Intel Corp., Lexmark International Inc., LSI Logic Corp., Lucent Technologies Inc., Micron Technology Inc., Nvidia Corp. Qualcomm Inc., Sandisk Corp., Seagate Technology, and Texas Instruments Inc. Based on the screening criteria, the peer group would also include Cisco Systems. However, Cisco is not included in the peer group given its different product mix.

•

LTIP Performance Peer Group: Given consolidation in the semiconductor industry and AMD’s acquisition of ATI, AMD developed a new performance peer group for the AMD 2005 Long-Term Incentive Plan. Going forward, AMD will use the S&P 500 Semiconductor Index in order to provide the

Company with an external stockholder view of expected levels of performance in AMD’s industry. The new peer group remains relatively consistent from year-to-year and consists of a number of our direct competitors. The go-forward LTIP performance peer group includes: Altera Corp., Analog Devices Inc., Broadcom Corp., Intel Corp., Linear Technology Corp., LSI Logic Corp., Maxim Integrated Products Inc., Micron Technology Inc., Nvidia Corp., PMC-Sierra Inc., National Semiconductor Corp., Texas Instruments Inc. and Xilinx Inc.

Market Positioning: The Company establishes competitive compensation levels based on market reviews, and then designs its pay program to focus Officers on meeting Company performance objectives. AMD positions total compensation (base salary, bonus and long-term incentives) for Officers between the 50th and 75th percentiles relative to the comparator group depending on individual and Company performance. For 2006, based on excellent Company performance in fiscal year 2005, total compensation for the Named Executive Officers was set near the 75th percentile of market levels.

Going forward, AMD’s strategy, as supported by the Committee, is to maintain total compensation between the 50th and 75th percentiles of market levels, allowing actual positioning to range based on individual performance. To achieve this result, AMD will target the following market positioning for Officers in order to attract high-caliber talent for critical roles within the Company, provide significant upside opportunity for superior levels of performance and align Officers with stockholder interests through meaningful levels of ownership in AMD:

•	Base Salary: At the 67th percentile of market levels to attract and retain key talent, given the highly competitive nature of AMD’s labor market.

•	Target Annual Incentive: At the 50th percentile of market levels, given meaningful upside based on achievement of aggressive performance objectives.

•	Long-term Incentives: At the 67th percentile of market levels to ensure Officers are focused on the Company’s long-term performance and are aligned with stockholder interests.

•	Benefits: At the 50th percentile of market levels to be in line with competitive market practices while controlling fixed costs.

Pay-for-Performance: The Committee considers targeted market positioning (stated above) for each component of pay when determining Officer pay levels. Through this process, the Committee places emphasis on “at-risk” pay, which is delivered through our annual cash incentive plan and long-term incentive grants. The annual incentive plan links a portion of Officers’ cash compensation to the financial performance of the company. More details of the plan are described below under Compensation Components—Annual Incentive Plan.

It is AMD’s belief that equity compensation, combined with stock ownership guidelines, aligns the perspectives of its Officers with stockholder interests. To that end, the majority of incentive compensation and total compensation in general, is delivered in equity. Prior to 2006, AMD delivered long-term compensation to Officers primarily in the form of stock options. In 2005, after considering the accounting treatment of stock options under FAS 123(R), as well as retention, talent and competitive landscape factors, the Committee approved the regular use of restricted stock units (RSUs) and the introduction of the AMD 2005 Long-Term Incentive Plan. AMD currently uses three forms of long-term incentive compensation for its Officers: stock options (options), RSUs and performance-based RSUs (see the long-term incentive design details below for more of the specific features of each vehicle). The mix of stock options, RSUs and performance-based RSUs focuses Officers on the Company’s share price. Also, using these vehicles puts more compensation at risk for the Officers, and provides for greater rewards if superior performance is generated. The actual mix of these long-term incentives was determined using competitive long-term incentive mixes as applicable for each Officer. When determining the mix between equity and cash compensation, the Committee principally considers market competitive levels, historical AMD practices, AMD’s pay for performance philosophy, Named Executive Officer duties and responsibilities, the retentive value of equity compensation delivered and the accounting, tax and dilutive impact of each vehicle. In 2005, Mercer conducted a competitive market assessment that indicated AMD’s long-term incentive levels for Named Executive Officers were below the market median. In order to align long-term incentive levels with competitive market practices, AMD established the 2005 Long-Term Incentive Plan (LTIP) and granted performance based RSUs to each of the Named Executive Officers. The new LTIP further shifted the pay mix toward equity incentives, with 100% of long-term incentives and a majority of total compensation for the Named Executive Officers delivered in equity.

Other Factors Affecting Compensation: In establishing total compensation for the CEO and the Named Executive Officers, the Committee considers the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation that is not performance-based paid to each Named Executive Officer to $1 million. While the Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements of these Officers, deductibility will not be the sole factor used in setting the appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, certain compensation paid by AMD in the future may not be fully deductible under Section 162(m).

In addition, in 2006, the Committee evaluated the Company’s executive compensation policies and program with regard to, among other things, market competitive practices, accounting and economic costs, the incentive and motivational value of various compensation vehicles, accumulated equity holdings and past earnings for each Officer, company performance, and the need to retain key talent.

Compensation Components

To provide a competitive overall compensation and benefits package that is tied to creating stockholder value and supports the execution of the Company’s business strategies, AMD’s executive compensation program is comprised of several components. The combination and allocation of the components and the amount of each component is influenced by the role of the Officer in the Company, market practices, the total value of all the compensation, benefits and perquisites available to the person, past earnings and the employment contract with the CEO. The Committee reviewed and considered each component for each Officer before making compensation decisions. In accordance with the Committee’s compensation philosophy, a majority of the total compensation paid to Officers is comprised of incentive compensation that is “at-risk.” The specific rationale, design, reward process, and related information regarding the components of compensation are outlined below.

Base Salary

Salaries are provided to Officers as compensation for day-to-day responsibilities and services to the Company and to meet the objective of attracting and retaining the talent needed to run the business. Salaries provide a consistent cash flow to employees assuming acceptable levels of performance and ongoing employment. The decision to increase Officer salaries is based on an analysis of competitive salary levels within the Company’s pay peer group, overall company budgets, individual performance, experience and potential. The Committee annually reviews Officer performance and market compensation levels in order to determine an appropriate level of base salary for the year. In addition, the Committee considers the input of the CEO in determining appropriate base salary increases for non-CEO Officers. In 2006, the CEO’s base salary was approximately at the 75th percentile salary level for CEOs of companies in the pay peer group. Base salaries for the other Officers were between the 50th and 75th percentile of market levels with variation given by experience, performance and impact on Company performance. A significant percentage of total compensation for Officers was at risk, in the forms of annual and long-term incentive compensation.

Annual Incentive Plan (AIP)

The Annual Incentive Plan is a cash-based incentive plan designed to focus Officers and other participants on generating strong Company financial performance.

AIP Performance Measure & Plan Mechanics: In 2006, the AIP was funded based on the Company’s Operating Income performance. The use of this measure is intended to focus participants on generating profitability, both through maximizing revenues and controlling costs. The performance targets under the AIP are set at levels that the Committee believes may be achieved, but which will require strong performance from each plan participant in order to receive bonus payouts under the AIP.

AIP Funding: AIP performance targets are set for 6-month performance periods. Goals are established at the beginning of each performance period. For each period a threshold, target and maximum goal is established that represents 25%, 100% and 300% of target funding levels in order to provide significant upside for superior levels of profitability. The threshold and maximum funding levels are consistent with the levels of “at-risk” pay among companies with similar pay-for-performance philosophies, and the maximum performance goal is set to reflect a high performance standard. The level of Operating Income performance necessary for funding the threshold, target and maximum levels is set by the Committee with input from Company management for the 6-month time periods, with any payment made after the end of the fiscal year. The Committee has discretion to adjust performance targets for extraordinary items as necessary, to ensure the Committee’s intent is consistent with actual Company performance. The goals are established using a variety of factors, including internal budgets, strategic objectives, market conditions and stretch performance goals.

AIP Target Opportunities: Each eligible position in the Company, including Officers, is assigned a target bonus opportunity reflecting competitive practices in the market for similar positions. Target bonus opportunities are generally positioned at the median of the competitive market. Targets for the Named Executive Officers range from 100% to 150% of base pay. Payment of target bonus amounts is not guaranteed, but must be earned based on the AIP funding and allocation process described above. The target set for the CEO and the Named Executive Officers was based on competitive market practices and designed to focus the Named Executive Officers on the goal of improved operating performance. The CEO’s target bonus is 150% of his base salary. The targets for the other Named Executive Officers were set at 125% of base salary for Mr. Meyer and 100% of base salary for Messrs Richard, Rivet and McCoy. For 2006, each of the named executive officers, including the CEO, received 58% of their respective target bonuses. The CEO’s bonus was awarded based on the Compensation Committee’s overall assessment of Dr. Ruiz’ performance. The overall bonus payout for the executive officers was determined by the 2006 first and second half performance results, weighted equally. In the first half of 2006, AMD performed at 1.25x target, however the Committee used downward discretion to fund this half of the bonus at 0.90x target because the Company did not achieve specified internal targets. In the second half of 2006, AMD performed under threshold. The Committee used its discretion to fund the second half portion of the bonus at 0.25x target since the primary reason for being under threshold was the strategic defense of the Company’s market share against competitive assault. This portion of the bonus will not be deductible under 162m legislation.

Recommendations for bonus payments to non-CEO Officers are made to the Committee by the Chief Executive Officer. The Committee uses its discretion to determine each individual Officer’s bonus.

AIP Payment Process: For Officers, the AIP is paid with one annual payout based on performance in each 6-month period. Annually, the Committee approves a bonus of 0x-4x the target award for each Officer, based on Company and individual performance against the pre-determined goals. Under the plan, the Committee is allowed full discretion to reduce the amount of any award prior to payment as a result of the participant’s performance during the award period.

Long-Term Incentive Compensation

In order to ensure a strong link to the long-term interests of stockholders, AMD places significant emphasis on long-term incentive compensation, particularly in the form of equity. In determining the value of long-term incentive compensation for Named Executive Officers, the Committee targeted the 50th – 75th percentile of the pay peer group.

To fund long-term compensation programs, the Committee reviews and provides guidance around an equity pool available for awards in any given year at the median level of competitive market practices. For 2006, the Committee targeted a total annual share dilution rate of 2.5%. For 2007, the Committee has approved a total target annual share dilution rate of 3%. The Committee believes that this dilution rate is necessary to provide competitive equity grants, particularly in light of the increased employee population as a result of the acquisition of ATI Technologies Inc. This dilution rate is also within competitive norms.

Stock Options and Restricted Stock Units: As part of the overall compensation structure, each Named Executive Officer has been assigned an annual share-based guideline of stock option equivalents. Before 2005, the award was delivered solely in options. Beginning in 2005, the Committee added RSUs to the program, and each Officer’s annual equity is now awarded 50% in stock options and 50% in RSUs at a 2.5-to-1 option-to-RSU ratio. For Mr. Meyer and Mr. Richard, the equity grant is more heavily weighted toward RSUs due to Mr. Meyer’s promotion and role-specific retention issues for Mr. Richard. The stock-option equivalents are granted in four separate installments throughout the year where each installment includes a grant of options and RSUs. The four-installment grant of stock incentives allows the awards to be priced throughout the year, thereby limiting volatility in cost to the Company and in opportunity to the Officer from year to year. In 2006, each installment was granted on a pre-determined date corresponding with the dates of regularly-scheduled Compensation Committee meetings, which were established in 2005. Going forward, AMD intends to grant equity awards on the 15th of the month following pre-determined dates of Compensation Committee meetings. The 2007 meeting schedule has already been determined.

Stock options are granted with per-share exercise prices no less than 100% of the fair market value of AMD’s stock on the date of grant to ensure that Officers will receive a benefit only if and when the stock price increases. One-third of each 2006 option grant vests on the first anniversary of the first installment of the grant and the remainder vest monthly over two years thereafter. The options, if not exercised, expire in a maximum of seven years. The intent of the stock option grants is to directly link any gain to that of stockholders, and provide a strong linkage of pay to company performance.

One-quarter of each 2006 RSU grant vests following the first anniversary of the first installment of the grant and the remainder vest quarterly over three years thereafter. RSUs are payable to the employee in shares of AMD common stock upon vesting. The intent of RSU grants is to recognize individual performance, encourage employee retention and manage dilution, while aligning the potential value of the award to the overall AMD market value.

In 2006, stock option equivalents guidelines for the Named Executive Officers were determined based on our compensation philosophy and were as follows:

•	Dr. Ruiz: 400,000

•	Mr. Meyer: 200,000

•	Mr. Richard: 150,000

•	Mr. Rivet: 150,000

•	Mr. McCoy: 120,000

Performance-Based Restricted Stock Units: Under the AMD 2005 Long-Term Incentive Plan (LTIP) AMD grants performance-based RSUs to Officers to focus them on long-term, competitive operating excellence, and the creation of economic and stockholder value. Performance is measured over a three-year period by comparison to the performance peer group. The amount of the performance-based RSUs to be granted at the beginning of the performance period are determined in February of each year at the regular meeting of the Compensation Committee of the Board. Based on the financial results of the Company, the number of performance-based RSUs earned (paid out) is determined at the end of a three-year period. Payouts may vary from 0x-2x of target payouts, depending on Company performance in relative revenue growth and profitability.

Relative revenue growth is measured at the end of the performance cycle by assessing the Company’s compounded annual revenue growth over the three-year period against the compounded annual aggregate revenue growth of the performance peer group. In addition, to ensure focus on overall profitability, the payout is adjusted based on the Company’s average operating income margin over the three-year performance cycle. The performance targets under the LTIP are set at levels that the Committee believes may be achieved, but which will require strong performance from each plan participant in order to receive payouts under the RSUs granted pursuant to the LTIP.

The following table shows the number of RSUs that may become vested at certain performance levels with respect to each of the Named Executive Officers:

Number of RSUs for Various Levels of Performance: 2006-2008 Cycle

Participant	Below Threshold	Target	Maximum
Dr. Ruiz	0	105,000	210,000
Mr. Meyer	0	50,000	100,000
Mr. Richard	0	30,000	60,000
Mr. Rivet	0	30,000	60,000
Mr. McCoy	0	20,000	40,000

The first cycle of the 2005 LTIP consisted of a two-year transition period ending in 2006. Based on actual two-year cumulative performance, Named Executive Officers received payouts of 2x target awards. Individual payouts were as follows:

•	Dr. Ruiz: 63,000 shares

•	Mr. Meyer: 18,000 shares

•	Mr. Richard: 18,000 shares

•	Mr. Rivet: 18,000 shares

•	Mr. McCoy: 12,000 shares

Cash Long-Term Incentive Plan: Prior to the Committee’s approval of the LTIP, AMD granted cash-based long-term incentive grants under the Vice-President Long-Term Incentive Plan (VP LTIP). Under the CEO’s employment agreement, the CEO was eligible for an annual target cash award opportunity of 200% of salary. For this cycle, the CEO received a pro-rata portion of the award opportunity based on his 27 months of participation out of the 36 month performance period. The annual target opportunity for other VP-level employees and above was 30% of salary. Maximum opportunity for all participants, including the CEO, was 2x the target award. The cash award was paid at the end of a three-year period based on the Company’s return-on-equity (ROE) performance against the S&P 500 and sales growth performance against other companies in the semiconductor industry, as published by the Worldwide Semiconductor Trade Statistics. Grants are no longer made under the VP LTIP and the plan’s final performance period ended in 2006. Payouts were based strictly on the financial results of the performance cycle as set at the beginning of the cycle. Payouts to the Named Executive Officers in 2006 were as follows:

•	Dr. Ruiz: $1,650,000

•	Mr. Meyer: $195,000

•	Mr. Richard: $172,500

•	Mr. Rivet: $172,500

•	Mr. McCoy: $156,000

After reviewing market-competitive compensation levels, the Committee will determine a target long-term incentive grant value for each Named Executive Officer. Based on this value, the Committee will approve the number of shares to be delivered to each Named Executive Officer during the year.

Other Benefits

AMD offers additional benefits designed to be competitive with overall market practices, and to attract and retain the talent needed in the Company. All United States salaried employees, including Officers, are eligible to participate in AMD’s Section 401(k) plan (which includes Company matching contributions), health care coverage, life insurance, disability, paid time-off and paid holidays. In addition, Officers are eligible to receive certain other benefits described below.

Deferred Compensation: In addition to participation in AMD’s Section 401(k) plan, Officers are eligible to participate in a nonqualified deferred compensation program, the “Executive Investment Account Plan.” The plan allows deferral of up to 50% of salary and up to 100% of bonus into selected funds and is intended to assist Officers in their retirement planning. The plan also provides company ‘restoration’ contributions, intended to restore company contributions lost due to IRS limits on the tax-qualified Section 401(k) plan. Earnings on deferrals are based on the performance of the funds selected by participants. Contributions for 2006 and year-end account balances for those Officers can be found in the Nonqualified Deferred Compensation table.

Nonqualified Defined Benefit Arrangements for CEO and CFO: Pursuant to his employment agreement, Dr. Ruiz receives benefits that are intended to replace former employer benefits that were forfeited upon joining AMD. Dr. Ruiz will receive:

(1)	the average of the three highest annual base salaries for the last 10 years of the period beginning April 26, 2002 and ending on the date of retirement (for purposes of this formula, however, annual base salary cannot exceed $1,000,000 annually compounded by three percent from January 1, 2002);

(2)	that average is then multiplied by the product of four percent and Dr. Ruiz’ number of full years of service with the Company (not to exceed 10 years of service).

Given these benefits, Dr. Ruiz’ projected level of total retirement benefits is competitive with levels among AMD’s pay peer group. Details of the CEO’s benefits and the amounts accrued are found in the Pension Benefits table.

Mr. Rivet will receive a lump sum retirement benefit that is intended to replace former employer benefits that were forfeited upon joining AMD. The lump sum payment will be determined by discounting to present value on the date of determination a stream of lifetime payments equal to no more than 70 percent of his base salary then in effect, and then deducting from that present value the value of certain other retirement payments from us and his former employer. Mr. Rivet’s projected level of total retirement benefits is competitive with levels among peer group companies. Details of Mr. Rivet’s benefits and the amounts accrued are found in the Pension Benefits table.

Employee Stock Purchase Plan: In order to provide employees at all levels with greater incentive to contribute to our success, the Company provides employees, including Officers, with the opportunity to purchase discounted AMD common stock under an Employee Stock Purchase Plan, qualified under Section 423 of the Internal Revenue Code. The offerings commence on the first business day on or after February 1, May 1, August 1 and November 1 of each year, unless otherwise specified by the Board of Directors, for a duration of three months. The price at which the shares are sold is the lower of 85% of the fair market value of one share of common stock at either the beginning or end of each 3-month period. The price of the total number of shares is accumulated by payroll deductions over each offering period. Each employee’s total purchases in any year can not exceed $25,000 in value or 20% of the total of his/her salary, whichever is less.

Additional Benefits: The Company also provides a limited number of personal benefits to the Named Executive Officers in order recognize the management team’s performance and to be competitive with overall market practices. These benefits are as follows:

•

Automobile Allowance: In 2006, Named Executive Officers received an automobile allowance of $2,000 per month. Beginning in January 2007, the automobile allowance has been discontinued for Officers other than the CEO.

•

Financial Planning and Tax Preparation: In 2006, Dr. Ruiz was eligible to receive up to $25,000 in reimbursement for financial planning. Other Named Executives Officers were eligible to receive up to $6,000 in reimbursement for financial planning.

•	Home Security: Named Executive Officers receive reimbursement of up to $5,000 for home security per calendar year.

•	Executive Physical: Named Executive Officers are eligible for annual physical examinations.

•

Executive Disability: Named Executive Officers participate in an executive disability plan which pays 66  2/3% of salary, up to $15,000 a month for disability. Premiums under this plan are paid by the Named Executive Officer.

•

Executive Life Insurance: Named Executive Officers are eligible to participate in an executive life insurance plan which pays a benefit equal to three times the employees’ annual salary, up to a maximum of $2 million. Coverage over $1 million is subject to underwriting approval.

Supplementary Compensation Policies

AMD uses several additional policies to ensure that its executive compensation program is responsive to stockholder interests and competitive with the market. Specific policies include:

Stock Ownership Guidelines

In May 2004, AMD established stock ownership guidelines for its Named Executive Officers. Each Named Executive Officer is required to acquire, within five years of the establishment of stock ownership requirements or of becoming an Officer, 50% of the Officer’s annual stock-option equivalent grant in shares of common stock. The ownership guideline may be satisfied only by direct ownership of common shares. The Company has a stock trading policy that prohibits Named Executive Officers from short sales and buying or selling puts or calls. Although hedging transactions are not expressly prohibited, any hedging must be accomplished in compliance with the stock trading policy. As of the end of 2006, the CEO was in compliance with the ownership guideline. The other Named Executive Officers were on target to meet their ownership guideline within the appropriate timeframe.

Severance Agreements

Pursuant to his employment agreement, the Company has a severance arrangement with Dr. Ruiz. Under the agreement, Dr. Ruiz receives certain severance benefits upon termination unless the termination is for cause or is a voluntary termination without good reason. For a detailed description of Dr. Ruiz’ severance benefits, please see the “Employment Agreements” section, below.

Pursuant to an individual agreement, Mr. Rivet receives full vesting of his accrued retirement benefit upon the earlier of: (1) age 55; (2) termination of employment following a change in control; and (3) termination other than for cause, after age 54. This benefit is intended to serve as a partial replacement for Mr. Rivet’s arrangement with his former employer.

Under the Company’s 2005 Long-Term Incentive Plan, a prorated performance-adjusted payment is paid to Officers upon termination at the discretion of the Committee.

Named Executive Officers will receive certain incremental amounts in the event of termination of employment in connection with a change in control of the Company, as described in the “Change in Control Arrangements” section, below.

The Company is under no contractual obligations with respect to severance with any of the other Officers other than those described above.

Employment Agreement

AMD entered into an employment agreement with Dr. Ruiz in order to provide the Company with stability in its leadership. Pursuant to the agreement, Dr. Ruiz became the Company’s President and Chief Executive Officer on April 26, 2002. The agreement provides for his tenure as Chief Executive Officer through April 26, 2007, subject to automatic renewal for one-year periods unless we notify Dr. Ruiz that we will not renew (i.e., notice of non-renewal). The Board of Directors has affirmatively determined not to give Dr. Ruiz notice of non-renewal, thereby renewing his agreement for one full year, through April 26, 2008. The agreement was amended effective January 1, 2005, following his appointment as Chairman in April 2004. The agreement provided for an annual base salary of $950,000, subject to increases at the discretion of the Compensation Committee. The Committee exercised its discretion in May 2006 and increased Dr. Ruiz’ annual salary to $1,100,000. The employment agreement is described in detail in the section entitled, “Employment Agreements,” below.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following two reports will not be incorporated by reference into any such filings, nor will they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2007 annual meeting of stockholders.

COMPENSATION COMMITTEE

Bruce L. Claflin, Chair

Robert B. Palmer

Leonard M. Silverman

AUDIT COMMITTEE REPORT

The Audit Committee of AMD’s Board of Directors consists of Ms. Eberhart, as Chair, Dr. Barnes, Mr. Claflin and Mr. Topfer. Each of the members of the Audit Committee is “independent,” as determined by the Board of Directors and in compliance with the NYSE and SEC rules and is “financially literate,” as that qualification is interpreted by the Board. In addition, Ms. Eberhart was designated “audit committee financial expert,” as the Board interprets that designation. Ms. Eberhart is a member of the Financial Executives Institute and the American Institute of Certified Public Accountants and serves on the Audit Committees of Solectron, Inc. and Anadarko Petroleum Corporation.

The Audit Committee oversees AMD’s internal audit function and independent registered public accounting firm and assists the Board in fulfilling its oversight responsibilities on matters relating to the integrity of AMD’s financial statements, AMD’s compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm, internal audit, financial management and legal and other personnel. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The independent registered public accounting firm is responsible for performing an audit of the Company’s annual financial statements and expressing an opinion as to the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2006, with AMD management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications)). This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board also have recommended, subject to stockholder approval, the selection of Ernst & Young LLP as AMD’s independent registered public accounting firm for fiscal 2007.

AUDIT COMMITTEE

H. Paulett Eberhart, Chair

W. Michael Barnes

Bruce L. Claflin

Morton L. Topfer

EXECUTIVE COMPENSATION

The following table shows compensation information for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly paid executive officers as of the end of our last fiscal year (our Named Executive Officers).

SUMMARY COMPENSATION TABLE 2006

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)		(j)
Hector de J. Ruiz	2006	$1,046,358	$4,190,677	$1,548,292	$2,598,750	$539,000	$326,608	(3)	$12,848,435
Chairman and Chief Executive Officer

Robert J. Rivet	2006	$564,252	$1,116,476	$455,451	$503,125	$2,076,921	$80,809	(4)	$5,300,158
Executive Vice President and Chief Financial Officer

Derrick R. Meyer	2006	$631,759	$1,675,488	$472,506	$662,188	$0	$31,087		$4,135,215
President and Chief Operating Officer

Henri P. Richard	2006	$567,234	$1,504,624	$193,434	$503,125	$0	$87,778		$3,359,320
Executive Vice President, Sales and Marketing

Thomas M. McCoy	2006	$541,404	$854,656	$434,465	$455,000	$0	$73,967		$2,814,492
Executive Vice President, Legal Affairs and Chief Administrative Officer

(1)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures and reflecting the effect of any actual forfeitures. These compensation costs reflect equity awards granted in and prior to fiscal year 2006. See Note 12 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding the assumptions underlying the valuation of equity awards.
(2)	Includes a taxable car allowance of $24,000. Includes a taxable reimbursement for financial planning, which may include tax preparation and estate planning services, of $29,283 for Dr. Ruiz, $2,596 for Mr. Richard and $6,000 for Mr. McCoy. Includes the cost to the Company of spousal travel where the spouses were asked to travel by the Company of $16,455 for Dr. Ruiz, $23,147 for Mr. Rivet, $29,688 for Mr. Richard and $14,728 for Mr. McCoy. Includes tax gross ups related to the inputed income for spousal travel of $20,067 for Dr. Ruiz, $14,482 for Mr. Rivet, $23,183 for Mr. Richard and $11,501 for Mr. McCoy. Includes matching contributions to our 401(k) Plan of $6,600 each for Dr. Ruiz, Mr. Rivet, Mr. Meyer, Mr. Richard and Mr. McCoy.

Includes our matching contributions to the deferred compensation program of $10,701 for Mr. Rivet and $9,224 for Mr. McCoy. These amounts are also included in the Nonqualified Deferred Compensation table, below. Includes imputed income from term life insurance provided by us of $3,479 for Dr. Ruiz, $1,451 for Mr. Rivet, $487 for Mr. Meyer, $1,710 for Mr. Richard and $1,915 for Mr. McCoy.

(3)	Includes $1,337 for security expenses, $196,577 for relocation expenses and $28,811 for premiums paid by us for an individual insurance policy.
(4)	Includes $428 for security expenses.

Nonqualified Deferred Compensation

AMD maintains a non-qualified deferred compensation plan, the Executive Investment Account Plan, which allows eligible employees, including Officers, to voluntarily defer receipt of a portion of his/her salary and annual bonus until the date or dates selected by the participant. The following table shows certain information for the Named Executive Officers under the Executive Investment Account Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Hector de J. Ruiz	—	—	—	—	—
Robert J. Rivet	$470,105	$10,701	$227,100	$0	$2,196,305
Derrick R. Meyer	$0	$0	$8,036	$0	$248,440
Henri P. Richard	—	—	—	—	—
Thomas M. McCoy	$687,886	$9,224	$289,507	$0	$1,816,249

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the Named Executive Officers as of December 31, 2006, the end of the 2006 fiscal year. The equity granted in 2006 is reported in the following table and in the table entitled, “Grants of Plan-Based Awards,” below.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Hector de J. Ruiz							33,334	(2)	$678,347	147,000	(3)	$2,991,450
							30,000	(4)	$610,500	63,000	(5)	$1,282,050
							20,000	(6)	$407,000	210,000	(7)	$4,273,500
							40,000	(8)	$814,000
	0	50,000	(10)	0	$20.32	10/24/2013
	0	50,000	(10)	0	$17.81	7/25/2013
	0	50,000	(10)	0	$33.95	5/4/2013
	69,444	55,556	(11)	0	$20.10	7/27/2012
	69,444	55,556	(11)	0	$14.16	4/28/2012
	125,000	0		0	$16.66	2/3/2012
	125,000	0		0	$15.50	10/25/2011
	14,582	19,433	(12)	0	$11.33	7/28/2011
	20,831	8,333	(12)	0	$14.22	4/30/2011
	75,199	0		0	$14.64	2/2/2014
	125,000	0		0	$15.20	10/31/2013
	1,200,000	0		0	$16.05	1/31/2012
	62,500	0		0	$14.15	11/26/2011
	125,000	0		0	$21.08	7/19/2011
	125,000	0		0	$26.90	4/25/2011
	2,000,000	0		0	$17.07	1/24/2010

Robert J. Rivet							8,000	(2)	$162,800	18,000	(3)	$366,300
							7,200	(4)	$146,520	42,000	(5)	$854,700
							7,500	(6)	$152,625	60,000	(7)	$1,221,000
							15,000	(8)	$305,250
	0	18,750	(10)	0	$20.32	10/24/2013
	0	18,750	(10)	0	$17.81	7/25/2013
	0	18,750	(10)	0	$33.95	5/4/2013
	16,666	13,334	(11)	0	$20.10	7/27/2012
	16,666	13,334	(11)	0	$14.16	4/28/2012
	31,250	0		0	$16.66	2/3/2012
	31,250	0		0	$15.50	10/25/2011
	27,778	3,472	(12)	0	$11.33	7/28/2011
	27,778	3,472	(12)	0	$14.22	4/30/2011
	31,250	0		0	$14.64	2/2/2014
	31,250	0		0	$15.20	10/31/2013
	31,250	0		0	$7.16	8/1/2013
	31,250	0		0	$7.36	5/1/2013
	50,000	0		0	$5.92	10/24/2012
	25,000	0		0	$8.46	7/24/2002
	25,000	0		0	$11.69	4/24/2012
	25,000	0		0	$14.15	11/26/2011
	25,000	0		0	$12.40	11/8/2011
	150,000	0		0	$10.26	10/25/2011
	25,000	0		0	$21.08	7/19/2011
	25,000	0		0	$26.90	4/25/2011
	175,000	0		0	$23.25	10/2/2010

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Derrick R. Meyer							10,000	(2)	$203,500	18,000	(3)	$366,300
							9,000	(4)	$183,150	42,000	(5)	$854,700
							12,500	(6)	$254,375	100,000	(7)	$2,035,000
							25,000	(8)	$508,750
							20,000	(9)	$406,800
	0	18,750	(10)	0	$20.32	10/24/2013
	0	18,750	(10)	0	$17.81	7/25/2013
	0	18,750	(10)	0	$33.95	5/4/2013
	20,833	16,667	(11)	0	$20.10	7/27/2012
	20,833	16,667	(11)	0	$14.16	4/28/2012
	37,500	0		0	$16.60	2/3/2012
	37,500	0		0	$15.50	10/25/2011
	12,333	4,167	(12)	0	$11.33	7/28/2011
	33,333	4,167	(12)	0	$14.22	4/30/2011
	37,500	0		0	$14.64	2/2/2014
	37,500	0		0	$15.20	10/31/2013
	9,000	0		0	$11.69	4/24/2012
	25,000	0		0	$14.15	11/26/2011
	15,000	0		0	$12.40	11/8/2011
	25,000	0		0	$21.08	7/13/2011
	25,000	0		0	$26.90	4/25/2011
	25,000	0		0	$32.10	8/16/2010
	50,000	0		0	$42.25	4/27/2010
	7,500	0		0	$13.57	12/15/2009
	2,600	0		0	$11.69	3/26/2008

Henri P. Richard							43,336	(2)	$881,888	18,000	(3)	$366,300
							9,000	(4)	$183,150	42,000	(5)	$854,700
							12,500	(6)	$254,375	60,000	(7)	$1,221,000
							25,000	(8)	$508,750
	0	6,250	(10)	0	$20.32	10/24/2013
	0	6,250	(10)	0	$17.81	7/25/2013
	0	6,250	(10)	0	$33.95	5/4/2013
	3,472	2,778	(11)	0	$20.10	7/27/2012
	452	7,222	(11)	0	$14.16	4/28/2012
	868	3,472	(12)	0	$11.33	7/28/2011
	868	3,472	(12)	0	$14.22	4/30/2011
	0	1,954	(13)	0	$7.36	5/1/2013

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Thomas M. McCoy							8,000	(2)	$162,800	12,000	(3)	$244,200
							7,200	(4)	$146,520	28,000	(5)	$569,800
							6,000	(6)	$122,100	40,000	(7)	$814,000
							12,000	(8)	$244,200
	0	15,000	(10)	0	$20.32	10/24/2013
	0	15,000	(10)	0	$17.81	7/25/2013
	0	15,000	(10)	0	$33.95	5/4/2013
	16,666	13,334	(11)	0	$20.10	7/27/2012
	16,666	13,334	(11)	0	$14.16	4/28/2012
	31,250	0		0	$16.66	2/3/2012
	31,250	0		0	$15.50	10/25/2012
	868	3,472	(12)	0	$11.33	7/28/2011
	27,778	3,472	(12)	0	$14.22	4/30/2011
	31,250	0		0	$14.64	2/2/2014
	31,250	0		0	$15.20	10/31/2013
	6,250	0		0	$14.15	11/26/2011
	6,250	0		0	$21.08	7/19/2011
	6,250	0		0	$26.90	4/25/2011
	75,000	0		0	$32.10	8/16/2010
	150,000	0		0	$41.00	4/26/2010
	90,000	0		0	$18.75	4/23/2007

(1)	The dollar value of these awards are calculated by multiplying the number of shares or units by the fair market value of our common stock on December 29, 2006, $20.35, the last trading day of fiscal 2006.
(2)

This award vests 33 1/3% on each yearly anniversary from grant date, 10/25/2005, for all except Mr. Richard, whose awards vest 33 1/3% on each yearly anniversary date from grant dates 10/25/2005, 7/27/2005 and 4/28/2005.

(3)	Vesting, restrictions and expiration as provided for by Long-Term Incentive Plan provisions—2005 – 2006 cycle.
(4)	This award vests 33 1/3% on 8/9/2006 then 6.6667% quarterly for the next 10 quarters.
(5)	Vesting, restrictions and expiration as provided for by Long-Term Incentive Plan provisions—2005 – 2007 cycle.
(6)	This award vests 25% on 5/22/2006 then 6.25% quarterly for the next 12 quarters.
(7)	Vesting, restrictions and expiration as provided for by Long-Term Incentive Plan provisions—2006 – 2008 cycle.
(8)	This award vests 25% on 5/09/2006 then 6.25% quarterly for the next 12 quarters.
(9)	This award vests 25% on 5/12/2005, 25% on 5/12/2006 and 50% on 5/12/2007.
(10)	This option vests 33 1/3% on 5/4/2007 then monthly through 5/4/2009.
(11)	This option vests 33 1/3% on 4/28/2006 then monthly through 4/28/2008.
(12)	This option vests 33 1/3% on 4/30/2005 then monthly through 4/30/2007.
(13)	This option vests 25% on 5/1/2004 then monthly through 5/1/2007.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers in fiscal 2006. The equity awards identified in the table below are also reported in the table entitled, “Outstanding Equity Awards at Fiscal Year End,” above. The non-equity awards identified below are the threshold, target and maximum amounts under the Annual Incentive Plan that could have been earned for 2006. Actual amounts awarded for 2006 are included in the Summary Compensation Table, above. For additional information regarding plan-based awards granted to our Named Executive Officers, see the “Compensation Discussion and Analysis,” above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise of Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)	(l)
Hector de J. Ruiz		$413,000	$1,650,000	$4,950,000
	2/9/06							50,000	(3)	0		0	$2,003,000
	3/16/06				26,250	105,000	210,000	0		0		0	$7,156,800
	5/4/06							20,000	(4)	0		0	$679,000
	5/4/06							0		50,000	(5)	$33.95	$716,855
	7/25/06							20,000	(6)	0		0	$356,200
	7/25/06							0		50,000	(5)	$17.81	$382,560
	10/24/06							20,000	(6)	00		0	$406,400
	10/24/06							0		50,000	(5)	$20.32	$426,820

Robert J. Rivet		$144,000	$575,000	$1,725,000
	2/9/06							12,000	(3)	0		0	$480,720
	3/16/06				7,500	30,000	60,000	0		0		0	$2,044,800
	5/4/06							7,500	(4)	0		0	$254,625
	5/4/06							0		18,750	(5)	$33.95	$268,821
	7/25/06							7,500	(6)	0		0	$133,575
	7/25/06							0		18,750	(5)	$17.81	$143,460
	10/24/06							7,500	(6)	0		0	$152,400
	10/24/06							0		18,750	(5)	$20.32	$160,057

Derrick R. Meyer		$203,000	$813,000	$2,438,000
	2/9/06							15,000	(3)	0		0	$600,900
	3/16/06				12,500	50,000	100,000	0		0		0	$3,408,000
	5/4/06							12,500	(4)	0		0	$424,375
	5/4/06							0		18,750	(5)	$33.95	$268,821
	7/25/06							12,500	(6)	0		0	$222,625
	7/25/06							0		18,750	(5)	$17.81	$143,460
	10/24/06							12,500	(6)	0		0	$254,000
	10/24/06							0		18,750	(5)	$20.32	$160,057

Henri P. Richard		$144,000	$575,000	$1,725,000
	2/9/06							15,000	(3)	0		0	$600,900
	3/16/06				7,500	30,000	60,000	0		0		0	$2,044,800
	5/4/06							12,500	(4)	0		0	$424,375
	5/4/06							0		6,250	(5)	$33.95	$89,607
	7/25/06							12,500	(6)	0		0	$222,625
	7/25/06							0		6,250	(5)	$17.81	$47,820
	10/24/06							12,500	(6)	0		0	$254,000
	10/24/06							0		6,250	(5)	$20.32	$53,352

Thomas M. McCoy		$130,000	$520,000	$1,560,000
	2/9/06							12,000	(3)	0		0	$480,720
	3/16/06				5,000	20,000	40,000	0		0		0	$1,363,200
	5/4/06							6,000	(4)	0		0	$203,700
	5/4/06							0		15,000	(5)	$33.95	$215,056
	7/25/06							6,000	(6)	0		0	$106,860
	7/25/06							0		15,000	(5)	$17.81	$114,768
	10/24/06							6,000	(6)	0		0	$121,920
	10/24/06							0		15,000	(5)	$20.32	$128,046

(1)	Vesting, restrictions and expiration as provided for by Long-Term Incentive Plan provisions—2006-2008 cycle. The amount in the “Maximum” column was granted.

(2)	The value of a stock award or option is based on the fair value as of the grant date of the award determined pursuant to FAS 123R. The option exercise price has not been deducted from the amounts in column (l). Regardless of the value on the grant date, the actual value will depend on the market value of the Company’s common stock on a date in the future when an award vests, or a stock option is exercised.
(3)	This award vests 33 1/3% on 8/9/2006 then 6.6667% quarterly for the next 10 quarters.
(4)	This award vests 25% on 5/22/2007 then 6.25% quarterly for the next 12 quarters.
(5)	This option vests 33 1/3% on 5/4/2007 then 2.7779% monthly for the next two years.
(6)	This award vests 25% on 5/9/2007 then 6.25% quarterly for the next 12 quarters.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by the Named Executive Officers during fiscal 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Hector de J. Ruiz	410,222	$9,280,888	36,666	$747,620
Robert J. Rivet	25,000	$408,870	8,800	$179,432
Derrick R. Meyer	162,850	$3,994,812	21,000	$540,790
Henri P. Richard	222,902	$3,359,126	27,664	$703,851
Thomas M. McCoy	324,410	$6,686,547	8,800	$179,432

(1)	Value is the difference between the option exercise price and the sale price of the underlying shares multiplied by the number of shares covered by the option.
(2)	Value is the fair market value of the underlying shares on the date of vesting multiplied by the number of shares covered by the stock award.

Long-Term Incentive Plan Awards

In 2005, our Compensation Committee approved the 2005 Advanced Micro Devices, Inc. Long-Term Incentive Plan (2005 LTIP). This plan became effective on January 1, 2005 and replaced the former long-term incentive plan (Former LTIP) applicable to officers.

The 2005 LTIP is designed to provide multi-year incentive compensation to officers and other employees of AMD. 2005 LTIP awards are based on three-year performance cycles and performance measures for each cycle are established by the Compensation Committee. 2005 LTIP awards were made in restricted stock units. For our Chief Executive Officer and other Officers, awards will be paid in shares of our common stock as a result of vesting of restricted stock units granted under our 2004 Equity Incentive Plan. In February 2007, the Committee approved the grant of the maximum restricted stock units that can be earned under the 2005 LTIP for the 2007 through 2009 cycle.

	Number of Restricted Stock Units That Can Be Earned for Various Levels of Performance
Participant	Below Threshold	Target	Maximum
Hector de J. Ruiz	0	100,000	200,000
Derrick R. Meyer	0	40,000	80,000
Henri P. Richard	0	25,000	50,000
Robert J. Rivet	0	25,000	50,000
Thomas M. McCoy	0	25,000	50,000

Retirement Benefit Arrangements

The following table shows the pension benefits for Dr. Ruiz and Mr. Rivet. The material terms of their arrangements are described below. There are no retirement arrangements for the other Named Executive Officers.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Hector de J. Ruiz	Ruiz Plan	6.9	$2,493,000	0
Robert J. Rivet	Rivet Plan	6.2	$5,855,000	0

Replacement Retirement Benefit Arrangement For Dr. Ruiz

The following table shows the estimated annual benefits payable upon retirement to Dr. Ruiz under his current employment agreement with us.

Estimated Annual Retirement Benefits

Average of 3 Highest Years of Salary Paid in the 10 Years of Employment ending on Retirement Date	Years of Service
	5	10
$950,000	$190,000	$380,000
1,000,000	200,000	400,000
1,100,000	220,000	440,000
1,200,000	240,000	480,000
1,300,000	260,000	520,000

The amount of the annual retirement benefit for Dr. Ruiz is calculated as follows: (1) the average of the three highest annual base salaries for the last 10 years of the period beginning April 26, 2002 and ending on the date of retirement (for purposes of this formula, however, annual base salary cannot exceed $1,000,000 annually compounded by three percent from January 1, 2002); (2) that average is then multiplied by the product of four percent and Dr. Ruiz’ number of full years of service with us (not to exceed 10 years of service); (3) the resulting product is then reduced by any other defined benefit plan benefits he will receive (currently, we do not maintain any defined benefit retirement plan), but not for Social Security payments. Retirement benefits are payable in the form of a single life annuity guaranteed for 10 years or a joint annuity. If a joint annuity is elected, then the annual amount of the retirement benefit received by Dr. Ruiz and his spouse is reduced according to an actuarially determined formula. In the case of certain terminations following a change of control, we may be required to credit Dr. Ruiz with the greater of two years of service or service through April 26, 2007.

Replacement Retirement Benefit Arrangement for Mr. Rivet

To replace certain retirement benefits that Mr. Rivet forfeited when he joined us, we agreed to pay Mr. Rivet a lump sum payment on the earlier of the following: (1) age 55; (2) termination of employment following a change in control; and (3) our termination of Mr. Rivet’s employment without cause after age 54.

Mr. Rivet’s lump sum payment will be determined by discounting to present value on the date of determination a stream of lifetime payments equal to no more than 70 percent of his base salary then in effect, and then deducting from that present value the value of certain other retirement payments from us and his former employer. If Mr. Rivet becomes permanently and totally disabled prior to age 55, he will receive such benefits but we will deduct the present value of any payments he will receive after age 55 under our executive long-term disability policy. Mr. Rivet will also receive a supplemental payment to cover federal income and Medicare taxes and any state income taxes due as a result of the lump sum payment.

Employment Agreements

Dr. Ruiz’ Employment Agreement. Effective January 31, 2002 (the Effective Date), we entered into an employment agreement with Dr. Ruiz that provides for his tenure as Chief Executive Officer through April 26, 2007, subject to automatic renewal for one-year periods unless we notify Dr. Ruiz that we will not renew. In October 2006, the Board of Directors affirmatively determined not to give Dr. Ruiz notice of non-renewal, thereby renewing his employment agreement for one full year, through April 26, 2008. The agreement was amended effective January 1, 2005 following his appointment as Chairman in April 2004. The agreement provides for an annual base compensation to Dr. Ruiz of $950,000, which was increased to $1,100,000 in May of 2006 at the discretion of the Compensation Committee.

Under the January 2005 amendment, Dr. Ruiz is eligible to receive a target annual incentive bonus equal to 150 percent of his annual base salary, with a maximum annual incentive bonus opportunity not to exceed 450 percent of Dr. Ruiz’ annual base salary. This bonus is paid only upon Dr. Ruiz’ achievement of certain identified performance goals established by the Compensation Committee. Dr. Ruiz is also eligible to receive discretionary bonuses, in amounts determined by the Compensation Committee. Dr. Ruiz was paid an annual bonus of $948,750 for 2006 comprised of $742,500 pursuant to the agreement and $206,250 as a discretionary award.

In addition to this annual incentive bonus, Dr. Ruiz became eligible pursuant to the January 2005 Amendment to participate under the Company’s Former LTIP. Under the Former LTIP, Dr. Ruiz was eligible for an annual target LTIP incentive payment of 200 percent of Dr. Ruiz’ annual base salary and a maximum LTIP incentive payment not to exceed 400 percent of Dr. Ruiz’ annual base salary. Twenty-five percent (or such lower percentage as may be determined by the Compensation Committee) of any payment to Dr. Ruiz under the Former LTIP may be paid in restricted stock issued under our 2004 Equity Incentive Plan. Dr. Ruiz was paid $1,650,000 under the Former LTIP for the cycles ended December 31, 2006, all of which was paid in cash. This is the final payment under the former LTIP.

On October 27, 2005, the Board of Directors approved an amendment to the agreement to reflect Dr. Ruiz’ participation in the 2005 LTIP at the same levels described above for the Former LTIP (see the discussion of the 2005 LTIP beginning on page 37, above). For the two year transition cycle ended December 31, 2006, Dr. Ruiz was vested in 63,000 shares of stock.

On December 16, 2006, the Company entered into an amendment to the agreement under which the Company agreed to make a lump sum payment to Dr. Ruiz in exchange for his agreement to waive any future benefits relating to relocation from California to Texas.

The aggregate of all cash bonus payments and all LTIP payments in cash and stock to Dr. Ruiz is capped at the highest of $5 million per year, such other limit as may be specified in the Executive Incentive Plan or the amount deductible by the Company for federal tax purposes, with any excess carried over for three years or until such time as the $5 million bonus payment limitation under the Company’s Executive Incentive Plan is increased. Dr. Ruiz is eligible to participate in our other benefit plans. Dr. Ruiz is also entitled to $25,000 out-of-pocket reimbursement for financial planning, tax planning, estate planning, and tax preparation. Unused amounts are carried forward to future years. Dr. Ruiz also receives an automobile allowance.

Dr. Ruiz will be reimbursed by us in the event that any income taxes are payable to the State of California in connection with income attributable to payments or benefits under his employment agreement and the exercise of any stock option granted by us. In addition, we will reimburse Dr. Ruiz for any federal and state income taxes payable with respect to this reimbursement (the California tax reimbursement). Total payments made will not exceed $400,000 per year (or $800,000 per year in the case of termination without cause (or constructive termination) in connection with a change in control). Any unused amount will be carried forward and added to the availability of tax reimbursements, if any, for any of the next three years. No tax reimbursements have been made to date.

Under the Agreement, we granted Dr. Ruiz options for 1,200,000 shares at $16.05 per share, the fair market value of our common stock on the date of grant in 2002. These options have vested. Options granted under this Agreement are referred to in this proxy statement as New Options. If vested, the New Options and all other options held by Dr. Ruiz with an exercise price on the Effective Date of the Agreement equal to or greater than the fair market value of our common stock on the Effective Date (the Prior Options) may be exercised after termination of employment for a period of: (i) five years in the case of a termination for death or disability, retirement, or termination without cause or constructive termination on or following a change in control; and (ii) two years in the case of a constructive termination or a termination without cause prior to a change in control. Dr. Ruiz is eligible for the grant of additional equity compensation awards after the Effective Date (the New Awards) at a level no less than other executives receive.

If we terminate Dr. Ruiz without cause (or constructively terminate Dr. Ruiz) prior to a change in control, Dr. Ruiz will receive his annual base salary, prorated annual bonus and prorated LTIP through the date of termination and an amount equal to the sum of two times his annual base salary plus the sum of his highest (i) annual bonus, (ii) discretionary bonus, and (iii) LTIP payments during the last three years. Dr. Ruiz will receive any bonus amounts carried forward from the previous three years. Dr. Ruiz, his spouse and any eligible dependents will be provided with health benefits for 24 months. Dr. Ruiz also will be entitled to the California tax reimbursement. In addition, all of Dr. Ruiz’ New Options and Prior Options will vest and become fully exercisable and all restrictions on any New Awards will lapse, and such awards will become nonforfeitable. Dr. Ruiz is entitled to an accrued “Retirement Benefit” that is described above in the section entitled, “Special Retirement Arrangements.” Dr. Ruiz is entitled to continued indemnification for 10 years following his termination.

If we terminate Dr. Ruiz without cause (or constructively terminate Dr. Ruiz) on or following a change in control, Dr. Ruiz will receive payment in an amount equal to the sum of three times his annual base salary. Dr. Ruiz will also receive, in addition to amounts to which he is currently entitled under his employment agreement, a pro-rata portion of any LTIP incentive payments that he would have received had he remained Chief Executive Officer through the last day of such award cycle. He will also receive an amount equal to Dr. Ruiz’ highest annual bonuses, discretionary bonuses and LTIP incentive payments during the last three years, provided that payment of such bonuses and LTIP incentive payments shall not exceed the highest of $5 million, such other limit as may be specified in the Executive Incentive Plan or the amount deductible by the Company for federal tax purposes. We will also be required to provide health benefits for the life of Dr. Ruiz and his spouse. Dr. Ruiz will be entitled to the California tax reimbursement. In addition, all of Dr. Ruiz’ unvested options will vest and become fully exercisable and all restrictions on any other awards will lapse and such awards will become nonforfeitable. Dr. Ruiz also will be entitled to the accrued Retirement Benefit and will be credited with additional service through April 26, 2007, or two additional years of service credit, if more. Dr. Ruiz will also receive an additional payment to reimburse him for federal excise taxes (and taxes on those taxes, if any are payable).

If we do not renew Dr. Ruiz’ employment with us after expiration of its initial five-year term or at the end of any one-year renewal term, generally Dr. Ruiz will receive his annual base salary and prorated annual bonus through the date of termination and, additionally, an amount equal to the sum of two times his annual base salary. Dr. Ruiz will receive any bonus amounts carried forward from the previous three years. Dr. Ruiz, his spouse and any eligible dependents will be provided with health benefits for 24 months. Dr. Ruiz will be entitled to the California tax payment. In addition, all of Dr. Ruiz’ unvested New Options, Prior Options and New Awards will vest. Dr. Ruiz will be entitled to the accrued Retirement Benefit.

In the event of Dr. Ruiz’ retirement, Dr. Ruiz will receive the accrued Retirement Benefit. We will provide health benefits for the life of Dr. Ruiz and his spouse. Dr. Ruiz will be entitled to the California tax reimbursement. In addition, all of Dr. Ruiz’ unvested New Options, Prior Options and New Awards will vest.

In the event Dr. Ruiz’ employment is terminated due to his death or disability, Dr. Ruiz or his beneficiary will be entitled to the accrued Retirement Benefit. We will provide health benefits for the life of Dr. Ruiz and his spouse. Dr. Ruiz will be entitled to the California tax reimbursement. In addition, all of Dr. Ruiz’ unvested New Options, Prior Options and New Awards that would have become vested within 24 months of the date of Dr. Ruiz’ employment shall vest and become fully exercisable.

In the event Dr. Ruiz voluntarily terminates his employment with the company, he is entitled to continued indemnification by the Company for 10 years and his accrued retirement benefit.

Chairman Emeritus Agreement. In November 2000, we entered into an amended and restated employment agreement with Mr. W. J. Sanders III that provided for his tenure as Chairman and an executive officer of AMD through December 27, 2003. Mr. Sanders then served as a non-employee Chairman of our Board of Directors until April 2004. He was appointed Chairman Emeritus shortly before he retired from the Board in 2004.

Under his employment agreement, Mr. Sanders is entitled to life insurance and health benefits for his life (and the lives of his wife and his children until they reach age 21, together with any necessary tax gross-up). Mr. Sanders is also entitled to the use of a comparable office and secretarial services, an automobile and security driver, $25,000 each year for financial and estate planning services (accrued from 1996 through 2008) and continued access to our facilities and services until December 27, 2008. In 2006, the incremental cost to AMD of Mr. Sanders’ Company-provided automobile was $90,129.

Change in Control Arrangements

Management Continuity Agreements. We have entered into management continuity agreements with each of our Named Executive Officers except Dr. Ruiz, designed to ensure their continued services in the event of a change in control. For purposes of Dr. Ruiz’ employment agreement and the management continuity agreements, a change in control includes any change of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. A change in control is conclusively presumed to have occurred on:

•

The acquisition by any person, other than AMD or any employee benefit plan of ours, of beneficial ownership of more than 20 percent of the combined voting power of our then-outstanding securities. In Dr. Ruiz’ Agreement, the 20 percent threshold excludes securities acquired directly from AMD. Dr. Ruiz’ Agreement also includes a 35 percent threshold as an additional presumed change of control event;

•	A change of the majority of the Board of Directors during any two consecutive years, unless certain conditions of Board approval are met; or

•	A determination by certain members of the Board of Directors within one year after an event that such event constitutes a change in control.

The management continuity agreements provide that, if within two years after a change in control the executive officer’s employment is terminated by us or the executive officer is constructively discharged, the executive officer will receive:

•	A severance benefit equal to three times the sum of his rate of annual base compensation plus the average of his two highest bonuses in the last five years;

•	Payment of his accrued bonus;

•	Twelve months’ continuation of other incidental benefits; and

•	Full and immediate vesting of all unvested stock options, stock appreciation rights and restricted stock awards.

In addition, for Mr. Rivet, if a change in control occurs, he will receive a lump sum payment of his retirement benefit, see p. 38.

Payments under Long-Term Incentive Plan. Under the Company’s 2005 Long-Term Incentive Plan, a pro-rated performance adjusted payment is paid to officers upon termination at the discretion of the Compensation Committee.

Vesting of Stock Options. All stock options granted and restricted stock awarded under our equity incentive plans become fully vested on termination of employment (other than for misconduct) or constructive termination within one year following a change in control, as defined in the plans.

The following table quantifies the amount that would be payable to the Named Executive Officers (except for Dr. Ruiz) assuming the termination of employment without cause or with good reason occurred within 12 months of a change in control. The amounts shown assume that the termination was effective as of December 31, 2006, and includes amounts earned through that time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of the executives’ separation from the Company after the occurrence of a change in control.

Benefits and Payments Upon Termination Without Cause or With Good Reason within 24 months after a Change in Control	Robert J. Rivet		Derrick R. Meyer	Henri P. Richard	Thomas M. McCoy
Compensation:
Severance	$4,170,938		$4,900,072	$4,292,136	$3,658,500
Pro-Rata Annual Bonus	330,625		467,188	330,625	299,000
Pro-Rata LTIP Bonus	172,500		195,000	172,500	156,000
Stock Options—Unvested and Accelerated(1)	186,658		218,646	139,438	177,021
Restricted Stock Units—Unvested and Accelerated(2)	2,842,895		4,039,475	3,903,808	2,059,420

Benefits and Perquisites:
Retirement Benefit	9,335,526	(3)	—	—	—
Medical Benefit	23,447		22,604	25,809	25,032
Car Allowances	24,000		24,000	24,000	24,000
Financial Planning	4,000		4,000	4,000	4,000
Excise Tax Gross-Up	6,940,484		2,676,567	2,580,233	—

(1)	The value of the unvested and accelerated stock options is the difference between the exercise price of the option and $20.35 per share, the last reported sales price before December 31, 2006.
(2)	The value of the unvested and accelerated restricted stock units is $20.35 per share, the last reported sales price before December 31, 2006.
(3)	Mr. Rivet will receive a lump sum payment of $9,335,526 on the earlier of the following: (1) age 55; (2) termination of employment following a change in control; and (3) our termination of Mr. Rivet’s employment without cause after age 54. See “Replacement Retirement Benefit Arrangement for Mr. Rivet on page 38.

We do not have employment agreements with any of our Named Executive Officers other than Dr. Ruiz. Dr. Ruiz’ employment agreement is discussed above in the section entitled, “Employment Agreements,” beginning on page 39. The table below reflects the amount of compensation and benefits payable to Dr. Ruiz under his employment agreement in the event of (i) voluntary termination, (ii) for cause termination, (iii) retirement, (iv) non-renewal of his Employment Agreement, (v) termination without cause or with good reason (without a change in control), (vi) termination without cause or with good reason within 12 months after a change of control and (vii) in the event of Dr. Ruiz’s disability or death. The amounts shown assume that the termination was effective as of December 31, 2006, and includes amounts earned through that time and are estimates of the amounts which would be paid out to Dr. Ruiz upon his termination. The actual amounts to be paid out can only be determined at the time of Dr. Ruiz’ separation from the Company.

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Retirement	Non-Renewal of Employment	Termination Without Cause or With Good Reason	Termination Without Cause or With Good Reason within 12 months after a Change in Control	Death or Disability
Compensation:
Severance	$—	$—	$—	$2,200,000	$7,200,000	$8,300,000	$—
Pro-Rata Annual Bonus	—	—	948,750	948,750	948,750	948,750	948,750
Pro-Rata LTIP Bonus	—	—	1,650,000	1,650,000	1,650,000	1,650,000	1,650,000
Stock Options—Unvested and Accelerated(1)	—	—	712,750	712,750	712,750	712,750	694,903
Restricted Stock Units—Unvested and Accelerated(2)	—	—	9,774,783	9,774,783	9,774,783	9,774,783	9,774,783

Benefits and Perquisites:
Retirement Benefit	2,194,165	—	2,194,165	2,194,165	2,194,165	2,925,553	2,194,165
Medical Benefit	—	—	399,277	77,748	77,748	399,277	77,748
California Tax Payment	—	—	400,000	800,000	800,000	800,000	400,000
Excise Tax Gross-Up	—	—	—	—	—	12,026,428	—

(1)	The value of the unvested and accelerated stock options is the difference between the exercise price of the option and $20.35 per share, the last reported sales price before December 31, 2006.
(2)	The value of the unvested and accelerated restricted stock units is $20.35 per share, the last reported sales price before December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee monitors and reviews issues involving potential conflicts of interest and related party transactions. In doing so, the Audit Committee applies the Company’s Worldwide Standards of Business Conduct, which provides that directors, officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Our Principles of Corporate Governance requires a director to promptly disclose to the Chairman of the Board any conflict of interest involving the director.

Mr. John E. Caldwell, director nominee, Dr. James D. Fleck, retiring director, and Mr. David E. Orton, an executive officer, all joined the Board of Directors or the Company following the Company’s acquisition of ATI Technologies Inc. As ATI board members, in the case of Mr. Caldwell and Dr. Fleck, and as an employee of ATI, in the case of Mr. Orton, they received an exchange of ATI equity for AMD equity calculated in the same manner as all other ATI equity holders. In addition, members of the Board of Directors of ATI received a cash payment for their unvested deferred share units, pursuant to the Canadian court ordered plan of arrangement. The amount received by Mr. Caldwell and Dr. Fleck for unvested deferred share units was $69,420 and $138,840, respectively.

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unless you indicate otherwise, your proxy will vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the current year. Ernst & Young LLP has been our independent auditors since our incorporation in 1969.

The Audit Committee meets with Ernst & Young LLP several times a year. The Audit Committee reviews both audit and non-audit services performed by Ernst & Young LLP and the fees charged for such services. Among other things, the Audit Committee examines the effect that the performance of non-audit services may have upon the independence of the registered public accounting firm. All audit-related services and tax services were pre-approved by the Audit Committee after review of each of the services proposed for approval.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. He or she will also be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm’s Fees

Audit Fees.    Audit fees of Ernst & Young LLP during the 2006 and 2005 fiscal years were associated with our annual and quarterly reports filed with the Securities and Exchange Commission, statutory audits required internationally, and other regulatory filings. The 2006 and 2005 audit fees also included those fees related to Ernst & Young LLP’s audit of the effectiveness of the Company’s internal control pursuant to Section 404 of the Sarbanes-Oxley Act. Audit fees for 2006 and 2005 were $4.5 million and $9.3 million, respectively.

Audit-Related Fees.    Audit-related fees for services of Ernst & Young LLP during the 2006 and 2005 fiscal years included assistance related to the adoption of new accounting and reporting standards, due diligence services in connection with the acquisition of ATI Technologies Inc., accounting advice, audits of our employee benefit plans and separate audits of subsidiaries and affiliated entities not required by statute or regulation. Audit-related fees for 2006 and 2005 were $2.6 million and $110,000, respectively.

Tax Fees.    Tax fees during 2006 and 2005 included tax compliance, tax advice and tax planning. Tax fees for 2006 and 2005 were $2.2 million and $340,000, respectively. Included in 2006 tax fees are tax integration planning fees rendered in connection with the Company’s acquisition of ATI Technologies Inc.

All Other Fees.    There were no other fees paid to Ernst & Young LLP for 2006 or 2005.

The Audit Committee approves annually the services to be provided by Ernst & Young LLP during the year before those services are provided. All of the services provided in 2006 were pre-approved.

Your Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the current year. Unless you indicate otherwise, your proxy will vote “FOR” ratification.

ITEM 3—	AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 750 MILLION TO 1.5 BILLION

Presently, our authorized capital stock consists of 750 million shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.10 per share. As of March 5, 2007, the Company had outstanding approximately 549,731,785 shares of Common Stock and no shares of Preferred Stock.

In February 2007, our Board of Directors unanimously approved an amendment to paragraph 4 of our Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 750 million to 1.5 billion shares, subject to stockholder approval of the amendment. The text of paragraph 4 as amended is attached as Appendix A.

Under the proposed amendment, the number of authorized shares of Common Stock would be increased from 750 million to 1.5 billion shares, which would leave us with 950,268,215 shares of Common Stock authorized and unissued as of March 5, 2007.

The amendment would provide us with the ability to issue Common Stock for a variety of corporate purposes. These include issuances in connection with the acquisition of a business, to raise cash to expand our business and for equity incentive plans for our employees. The additional authorized shares would enable us to act quickly in response to opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining further stockholder approval and holding a special stockholders’ meeting before such issuances(s) could proceed, except as provided under Delaware law or under the NYSE rules. The proposed increase in the number of shares of Common Stock will not change the number of shares of stock outstanding, have any immediate dilutive effect or change the rights of current holders of stock. However, to the extent that the additional authorized shares of capital stock are issued in the future, they may decrease existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the voting rights of existing stockholders and may dilute earnings and book value on a per share basis. Stockholders do not have preemptive rights to acquire the Common Stock authorized by this amendment, which means that current stockholders do not have a prior right to purchase any new issue of capital stock in order to maintain their proportionate ownership thereof.

Our Board of Directors believes that it is in the best interests of the stockholders for the Board of Directors to have the flexibility to issue additional shares of Common Stock in any or all of the above circumstances. Although the issuance of additional shares of Common Stock could, in certain instances, discourage an attempt by another person or entity to acquire control of us, we have not proposed the increase in the number of authorized shares of common stock with the intention of using the additional authorized shares for anti-takeover purposes.

Our Board of Directors has no present arrangements or agreements to issue any of the proposed additional authorized shares of Common Stock. However, we review and evaluate potential capital raising activities, transactions and other corporate actions on an on-going basis to determine if such actions would be in the best interests of AMD and its stockholders.

Your Board of Directors unanimously recommends that you vote “FOR” the approval of the amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 750 million to 1.5 billion. Unless you indicate otherwise, your proxy will vote “FOR” approval.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Our Annual Report on Form 10-K, which includes our audited financial statements for the fiscal year ended December 31, 2006, has accompanied or preceded this proxy statement. Information under the following captions in the Annual Report on Form 10-K is incorporated by reference: “Item 8—Financial Statements and Supplementary Data”; “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and “Item 7A—Quantitative and Qualitative Disclosures about Market Risk.” You may also access a copy of our Annual Report on Form 10-K in the Investor Relations section of www.amd.com. Upon your request, we will provide, without any charge, a copy of any of our filings with the Securities and Exchange Commission. Requests should be directed to our Corporate Secretary at Advanced Micro Devices, Inc., One AMD Place, P.O. Box 3453, M.S. 68, Sunnyvale, California 94088-3453 or by email to Corporate.Secretary@amd.com.

AMD and the AMD arrow logo and combinations thereof and Advanced Micro Devices are either registered trademarks or trademarks of Advanced Micro Devices, Inc. Other product and company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

Appendix A

RESTATED CERTIFICATE OF INCORPORATION

OF

ADVANCED MICRO DEVICES, INC.

Paragraph 4

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is One Billion Five Hundred and One Million (1,501,000,000) of which One Billion Five Hundred Million (1,500,000,000) shares shall be Common Stock of the par value of One Cent ($0.01) per share and One Million (1,000,000) shares shall be Serial Preferred Stock of the par value of Ten Cents ($0.10) per share.

A-1

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ADVANCED MICRO DEVICES, INC.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

1. Nominees for Directors:              For      Against      Abstain

01) Hector de J. Ruiz                            `             `                `

02) W. Michael Barnes                        `            `                 `

03) Bruce L. Claflin                               `            `              `

04) H. Paulett Eberhart                         `            `                 `

05) Robert B. Palmer                             `            `                 `

06) John E. Caldwell                             `            `                 `

07) Morton L. Topfer                           `            `                 `

Vote on Proposals                                                                                                               For      Against      Abstain

2. Ratification of appointment of independent registered public accounting firm.            `            `                `

3. Approval of an amendment to our Restated Certificate of Incorporation.                      `            `                 `

Unless otherwise specified, this proxy will be voted FOR the listed nominees for Director, FOR ratification of the appointment of the Company’s independent registered public accounting firm and FOR the approval of an amendment to our Restated Certificate of Incorporation.

Please sign exactly as the name or names appear(s) in this proxy. If the stock is issued in the name of two or more persons, all of them should sign the proxy. A proxy executed by a corporation should be signed in its name by an authorized officer. Executor, administrators and trustees so indicate when signing.

Signature [PLEASE SIGN WITHIN BOX]                          Date                            Signature (Joint Owners)             Date

One AMD Place

P.O. Box 3453

Sunnyvale, CA 94088

(408) 749-4000

You are cordially invited to attend the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. to be held at 9:00 a.m. on Thursday, May 3, 2007, at the Fairmont Hotel, 170 Market Street, San Jose, California. Detailed information regarding the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether or not you plan to attend the meeting, it is important that the shares be voted. Accordingly, we ask that you either vote by telephone or by the Internet or sign and return your proxy card as soon as possible in the envelope provided.

Remember: If shares are held by your broker in “street name,” you must bring a letter from your broker or a copy of your proxy card showing that you were the direct or indirect (“beneficial”) owner of the shares on March 5, 2007 to attend the Annual Meeting.

PROXY

ADVANCED MICRO DEVICES, INC.

Annual Meeting of Stockholders - May 3, 2007

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints HECTOR DE J. RUIZ and HOLLIS M. O’BRIEN and each of them as proxies for the undersigned, with full power of substitution, to represent and to vote all the stock of the undersigned on the following matters as described in the Proxy Statement accompanying the Notice of Meeting, receipt of which is hereby acknowledged, and according to their discretion, on all matters that may be properly presented for action at the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. to be held on Thursday, May 3, 2007, and at any adjournment(s) or postponement(s) thereof. If properly executed, this proxy shall be voted in accordance with the instructions given. To the extent no directions are given on a proposal, the proxyholders will vote FOR the nominees listed on the reverse side, FOR the ratification of the appointment of independent registered public accounting firm and FOR an amendment to our Restated Certificate of Incorporation and, in the discretion of the proxyholders, on other matters that may properly be presented at the meeting. The undersigned may revoke this proxy at any time prior to its exercise or may attend the meeting and vote in person.

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SEE REVERSE SIDE                                                           SEE REVERSE SIDE